                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): SEPTEMBER 5, 2002

                         ------------------------------

                            CENTERPOINT ENERGY, INC.
             (Exact name of registrant as specified in its charter)

                       D/B/A/ RELIANT ENERGY, INCORPORATED

            TEXAS                   1-31447                      74-0694415
(State or other jurisdiction      (Commission                   (IRS Employer
      of incorporation)           File Number)               Identification No.)


                     1111 LOUISIANA
                     HOUSTON, TEXAS                        77002
        (Address of principal executive offices)        (Zip Code)


       Registrant's telephone number, including area code: (713) 207-3000

ITEM 5.  OTHER EVENTS

         On September 5, 2002, CenterPoint Energy, Inc. (d/b/a Reliant Energy, Incorporated) announced that its Board of Directors had declared a distribution of all of the shares of Reliant Resources, Inc. (Reliant Resources) common stock owned by CenterPoint Energy to its common shareholders on a pro rata basis (the Distribution). The Distribution will be made on September 30, 2002 to shareholders of record of CenterPoint Energy, Inc. common stock as of the close of business on September 20, 2002, the record date for the Distribution.

         On September 10, 2002, CenterPoint Energy, Inc. mailed a letter and a set of questions and answers regarding the restructuring and business separation of Reliant Energy to its shareholders. A copy of the letter and set of questions and answers is filed with this Form 8-K as Exhibit 99.2.

         Set forth below is a description of the businesses of CenterPoint Energy, which is referred to as "we", "our" or "CenterPoint Energy," after giving effect to the disposition of Reliant Resources pursuant to the Distribution. Also described are certain risk factors which should be considered in connection with an investment in our securities. Additionally, we have included pro forma financial information giving effect to the Distribution as
Exhibit 99.1, which pro forma financial information is incorporated by reference herein.

                                  OUR BUSINESS

                                    OVERVIEW

         We are a utility holding company, created on August 31, 2002 as part of a corporate restructuring of Reliant Energy, Incorporated (Reliant Energy) that implemented certain requirements of the Texas electric restructuring law described below. We are the successor to Reliant Energy for financial reporting purposes under the Securities Exchange Act of 1934. Our wholly owned operating subsidiaries own and operate electric generation plants, electric transmission and distribution facilities, natural gas distribution facilities and natural gas pipelines. We are subject to regulation as a "registered" holding company under the Public Utility Holding Company Act of 1935. Our wholly owned subsidiaries include:

         o CenterPoint Energy Houston Electric, LLC (CenterPoint Houston), which engages in Reliant Energy's former electric transmission and distribution business in a 5,000-square mile area of the Texas Gulf Coast that includes Houston.

         o Texas Genco Holdings, Inc. (Texas Genco), which owns and operates the Texas generating plants formerly belonging to the integrated electric utility that was a part of Reliant Energy. As described under "Our Business-Electric Generation-Texas Genco Distribution," we intend to distribute approximately 19% of the outstanding common stock of Texas Genco to our shareholders in late 2002 or early 2003.

         o Reliant Energy Resources Corp. (RERC), which owns gas distribution systems that together form one of the United States' largest natural gas distribution operations in terms of customers served. Through wholly owned subsidiaries, RERC owns two interstate natural gas pipelines and provides various ancillary services.

         In June 1999, the Texas legislature enacted a law that substantially amended the regulatory structure governing electric utilities in Texas in order to encourage retail electric competition. We refer to this legislation as the "Texas electric restructuring law." Under this law, we and other power generators in Texas ceased to be subject to traditional cost-based regulation. Since January 1, 2002, generation and retail sales are no longer subject to cost of service regulation, and we have been selling generation capacity, energy and ancillary services to wholesale purchasers at prices determined by the market. Our transmission and distribution services remain subject to rate regulation.

         Retail electric sales involve the sale of electricity and related services to end users of electricity and were included as part of bundled regulated service prior to 2002. Since January 1, 2002, retail electric sales formerly conducted by Reliant Energy have been conducted by Reliant Resources.

         As a result of deregulation, CenterPoint Houston, as a regulated transmission and distribution utility, recovers the cost of its service through an energy delivery charge and not as a component of the prior bundled rate, while Texas Genco, which is not regulated, sells its generation capacity in capacity auctions at prices determined by the market. Accordingly, there are no meaningful comparisons for these business segments against prior periods.

THE TEXAS ELECTRIC RESTRUCTURING LAW

         The Texas electric restructuring law substantially amended the regulatory structure governing electric utilities in Texas in order to allow retail electric competition for all customers. Retail pilot projects, allowing competition for up to 5% of each utility's energy demand, or "load" in all customer classes, began in August 2001 and retail electric competition for all other customers began in January 2002. Under the Texas electric restructuring law:

         o integrated electric utilities in Texas have restructured their businesses in order to separate power generation, transmission and distribution and retail electric provider activities into separate units;

         o since January 1, 2002, most retail customers of investor-owned electric utilities in Texas have been entitled to purchase their electricity from any of several "retail electric providers" that have been certified by the Public Utility Commission of Texas (Texas Utility Commission);

         o retail electric providers, who may not themselves own any generation assets, obtain their electricity from power generation companies, exempt wholesale generators and other generating entities and provide services at generally unregulated rates, except that the prices that may be charged to residential and small commercial customers by retail electric providers affiliated with a utility within their affiliated electric utility's service area are set by the Texas Utility Commission (price to beat) until certain conditions in the Texas electric restructuring law are met;

         o the transmission and distribution of power are performed by transmission and distribution utilities, such as CenterPoint Houston, at rates that continue to be regulated by the Texas Utility Commission; and

         o transmission and distribution utilities in Texas whose generation assets were "unbundled" pursuant to the Texas electric restructuring law, may recover generation-related

                 (i) "regulatory assets," which consist of the Texas jurisdictional amount reported by the electric utilities as regulatory assets and liabilities (offset by specified amounts) in their audited financial statements for 1998; and

                 (ii) "stranded costs," which consist of the positive excess of the net regulatory book value of generation assets over the market value of the assets, taking specified factors into account.

         The Texas electric restructuring law permits utilities to recover regulatory assets and stranded costs through non-bypassable charges authorized by the Texas Utility Commission, to the extent that such assets and costs are established in certain regulatory proceedings. The law also authorizes the Texas Utility Commission to permit utilities to issue securitization bonds based on the securitization of the revenue associated with that charge. For more information, please read "Our Business-Electric Transmission and Distribution--Stranded Costs and Regulatory Assets Recovery."

         For additional information regarding the Texas electric restructuring law, retail competition in Texas and its application to our operations and structure, please read "Regulation-State and Local Regulations-Texas-Electric Operations-The Texas Electric Restructuring Law" below.

ERCOT MARKET FRAMEWORK

         CenterPoint Houston is a member of the Electric Reliability Council of Texas, Inc. ("ERCOT") and is interconnected to a grid covering the ERCOT market. Texas Genco sells electric generation capacity, energy and ancillary services in the ERCOT market. The ERCOT market consists of the State of Texas, other than a portion of the Texas panhandle and a portion of the eastern part of the state bordering on Louisiana. The ERCOT market represents approximately 85% of the demand for power in Texas and is one of the nation's largest power markets. The ERCOT market includes an aggregate net generating capacity of approximately 70,000 MW. There are only limited interconnections between the ERCOT market and other power markets in the United States.

         The ERCOT market operates under the reliability standards set by the North American Electric Reliability Council. Members of ERCOT include retail customers, investor and municipally owned electric utilities, rural electric co-operatives, river authorities, independent generators, power marketers and retail electric providers. The Texas Utility Commission has primary jurisdiction over the ERCOT market to ensure the adequacy and reliability of electricity supply across the state's main interconnected power transmission grid. In July 2001, as part of the transition to deregulation in Texas, ERCOT changed its operations from multiple control areas, each managed by one of the utilities in the state, to a single control area managed by the ERCOT independent system operator (ERCOT ISO). The ERCOT ISO is responsible for maintaining reliable operations of the bulk electric power supply system in the ERCOT market. Its responsibilities include ensuring that information relating to a customer's choice of retail electric provider is conveyed in a timely manner to anyone needing the information. It is also responsible for ensuring that electricity production and delivery are accurately accounted for among the generation resources and wholesale buyers and sellers in the ERCOT market. Unlike independent system operators in other regions of the country, ERCOT is not a centrally dispatched power pool and the ERCOT ISO does not procure energy on behalf of its members other than to maintain the reliable operations of the transmission system. Members are responsible for contracting their energy requirements bilaterally. ERCOT also serves as agent for procuring ancillary services for those who elect not to provide their own ancillary service requirement.

         As part of the change to a single control area, ERCOT initially established three congestion zones: north, west and south. These congestion zones are determined by physical constraints on the ERCOT transmission system that make it difficult or impossible at times to move power from a zone on one side of the constraint to the zone on the other side of the constraint. ERCOT will perform an annual analysis of the transmission capability and constraints in ERCOT to determine if changes to the congestion zones are required. Any required changes will take effect January 1 of the following year. Such an analysis was performed in the fall of 2001 and as a result, ERCOT was reorganized into four congestion zones on January 1, 2002. The current zones are north, south, west and Houston. In addition, ERCOT conducts annual and monthly auctions of transmission congestion rights (TCRs) which provide the entity owning TCRs the ability to financially hedge price differences between zones (basis risk). Entities are currently limited to owning a maximum of 25% of the available TCRs. The transmission and distribution, generation and retail load that were formerly conducted under or served by Reliant Energy are predominately in the Houston zone.

                     ELECTRIC TRANSMISSION AND DISTRIBUTION

         Service Area. CenterPoint Houston's service area consists of a 5,000-square-mile area located along the Texas Gulf Coast, with a population in the year 2000 of approximately 4,670,000 people. Electric service is provided to approximately 1.7 million customers in this area, which includes the City of Houston and surrounding cities such as Galveston, Pasadena, Baytown, Bellaire, Freeport and Sugar Land. With the exception of Texas City, CenterPoint Houston serves nearly all of the Houston/Galveston consolidated metropolitan statistical area. Effective January 2002, all former electricity customers of Reliant Energy whose service was regulated became free to choose from retail electric providers who compete for their business. The competing retail electric providers are now CenterPoint Houston's primary customers. See "-- Customers" below.

         Electric Transmission. CenterPoint Houston's electric transmission business transports electricity from power plants to substations and from one substation to another. Transmission services are provided under tariffs approved by the Texas Utility Commission. Transmission service offers the use of the transmission system for delivery of power over facilities operating at 69 kV and above. Other services offered by the transmission business include system impact studies, facilities studies and maintenance of substations and transmission lines owned by other parties.

         Electric Distribution. CenterPoint Houston's electric distribution business distributes electricity for retail electric providers in its certificated service area. CenterPoint Houston's distribution network consists of primary distribution lines, transformers, secondary distribution lines and service wires. Operations include metering services, outage response services and other call center operations. As part of the restructuring of the Texas electric utility market, metering services will be provided on a competitive basis for commercial and industrial electric customers beginning in January 2004 and for residential retail electric customers in each service area on the later of September 1, 2005, or the date when 40% of those residential retail electric customers in that service area are taking service from unaffiliated retail electric providers.

         CenterPoint Houston's distribution network receives electricity from the transmission grid through power distribution substations and distributes electricity to end users and wholesale customers through CenterPoint Houston's distribution feeders.

         Distribution services are provided under tariffs approved by the Texas Utility Commission. New Texas Utility Commission rules and market protocols govern the commercial retail operations of distribution companies and other market participants.

         Most of CenterPoint Houston's transmission and distribution lines have been constructed over lands of others pursuant to easements or along public highways and streets as permitted by law. The transmission and distribution networks are currently subject to the liens of a Mortgage and Deed of Trust, as supplemented, that secure CenterPoint Houston's obligations under approximately $1.16 billion aggregate principal amount of outstanding first mortgage bonds (including approximately $547 million aggregate principal amount issued as collateral to secure certain long-term debt obligations of CenterPoint Energy).

STRANDED COSTS AND REGULATORY ASSETS RECOVERY

         The Texas electric restructuring law provides us an opportunity to recover our "regulatory assets" and "stranded costs" resulting from the unbundling of the transmission and distribution utility from the generation facilities and the related onset of retail electric competition. "Stranded costs" include the positive excess of the regulatory net book value of generation assets over the market value of the assets. The Texas electric restructuring law allows alternative methods of third party valuation of the fair market value of generation assets, including outright sale, full and partial stock valuation and asset exchanges. We have agreed in the business separation plan approved by the Texas Utility Commission that the fair market value of Texas Genco's generating assets will be determined using the partial stock valuation method. We expect to distribute to our shareholders approximately 19% of the common stock of Texas Genco in late 2002 or early 2003. The publicly traded common stock will then be used to determine the market value of Texas Genco. For more information regarding the fair market value determination, please read "--Final True-Up--Stranded Cost Component" and "Our Business-Electric Generation--Texas Genco Distribution." The Texas electric restructuring law also provides specific regulatory remedies to reduce or mitigate a utility's stranded cost exposure. For example, during a base rate freeze period from 1999 through 2001, earnings above the utility's authorized rate of return formula were required to be applied in a manner to accelerate depreciation of generation-related plant assets for regulatory purposes if the utility was expected to have stranded costs. In addition, depreciation expense for transmission and distribution related assets could be redirected to generation assets for regulatory purposes during that period if the utility was expected to have stranded costs. Reliant Energy undertook both of these remedies provided in the Texas electric restructuring law.

         "Regulatory assets" consist of the Texas jurisdictional amount reported by an electric utility as regulatory assets and liabilities (offset by specified amounts) in their audited financial statements for 1998. The Texas electric restructuring law permits utilities to recover regulatory assets through non-bypassable transition charges on retail electric customers' bills, to the extent that such assets and costs are established in certain regulatory proceedings.

         The Texas electric restructuring law also permits CenterPoint Houston, or a special purpose entity, to issue securitization bonds for the recovery of generation-related regulatory assets and stranded costs. See

"--Securitization Financing" below for a more complete discussion of the issuance of securitization bonds. Any stranded costs not recovered through the sale of securitization bonds may be recovered through a separate non-bypassable charge to transmission and distribution customers.

         Mitigation. In the Wires Case described below under "Regulation-State and Local Regulations--Texas--Transmission and Distribution Rates," the Texas Utility Commission found that Reliant Energy had overmitigated its stranded costs by redirecting transmission and distribution depreciation and by accelerating depreciation of generation assets as provided under its transition plan and the Texas electric restructuring law. In December 2001, Reliant Energy recorded a regulatory liability of $1.1 billion to reflect the prospective refund of accelerated depreciation, removed its previously recorded embedded regulatory asset of $841 million that had resulted from redirected depreciation and recorded a regulatory asset of $2.0 billion based upon then current projections of market value of Reliant Energy's Texas generation assets to be covered by the 2004 true-up proceeding described below. Recovery of this asset is dependent upon action by the Texas Utility Commission. Reliant Energy began refunding the excess mitigation credits in January 2002, and CenterPoint Houston will continue to do so over a seven year period. If events occur that make the recovery of all or a portion of the regulatory assets no longer probable, we will write off the corresponding balance of these assets as a charge against earnings.

         Final True-Up. Beginning in January 2004, the Texas Utility Commission will conduct true-up proceedings for each investor-owned utility. The purpose of the true-up proceeding is to quantify and reconcile the amount of stranded costs, the capacity auction true-up, unreconciled fuel costs and other regulatory assets associated with the generating assets that were not previously securitized as described below under "-Securitization Financing." The true-up proceeding will result in either additional charges or credits being assessed on certain retail electric providers.

         Stranded Cost Component. The regulatory net book value of generating assets will be compared to the market value based on the partial stock valuation method. The resulting difference, if positive, is stranded cost that will be recovered through a transition charge, which is a non-bypassable charge assessed to customers taking delivery service from CenterPoint Houston, that may be securitized. If the difference is negative, the amount of over-mitigation not returned to customers by that time (redirected depreciation and excess earnings directed to depreciation) will be returned to customers through lower transmission and distribution charges.

         The publicly traded common stock of Texas Genco will be used to determine the market value of the generating assets of Texas Genco pursuant to the partial stock valuation method for determining stranded costs. The market value will be equal to the average daily closing price on a national exchange for publicly held shares of common stock in Texas Genco for the 30 consecutive trading days chosen by the Texas Utility Commission out of the 120 trading days immediately preceding the true-up filing, plus a control premium, up to a maximum of 10%, to the extent included in the valuation determination made by the Texas Utility Commission. The regulatory net book value is the balance as of December 31, 2001 plus certain costs incurred for reductions in emissions of oxides of nitrogen and any above-market purchase power costs. The regulatory net book value will also include any mitigation returned to ratepayers through return of "excess earnings depreciation" or reversal of redirected depreciation.

         ECOM True-Up Component. The Texas Utility Commission used a computer model or projection, called an excess-cost-over-market model or "ECOM model," to estimate stranded costs related to generation plant assets. In connection with using the ECOM model to calculate the stranded cost estimate, the Texas Utility Commission estimated the market power prices that will be received in the generation capacity auctions mandated by the Texas electric restructuring law during the period January 1, 2002 through December 31, 2003. Any difference between the actual market power prices received in those auctions and the Texas Utility Commission's earlier estimates of those market prices will be a component of the 2004 true-up to which CenterPoint Houston will be a party.

         Fuel Over/Under Recovery Component. The fuel component will be determined in a final fuel reconciliation. In that proceeding, the amount of any over- or under-recovery of fuel costs from the period August 1, 1997 through January 30, 2002 will be determined. Reliant Energy's filing related to this proceeding covers $8.5 billion in fuel revenues and $8.6 billion in fuel expenses during that period, resulting in an undercollection, including interest, of $144 million as of June 30, 2002. Current substantive rules require that the Texas Utility Commission rule on this case by March 2003. A procedural schedule has been set with a hearing scheduled to begin in November 2002. Any over- or under-recovery, plus interest thereon, will either be returned to or recovered from our customers, as appropriate, as a component of the 2004 true-up.

         "Price To Beat" Clawback Component. In connection with the implementation of the Texas electric restructuring law, the Texas Utility Commission has set a "price to beat" that retail electric providers affiliated with a former integrated utility charge residential and small commercial customers within their affiliated electric utility's service area. The true-up provides for a clawback of "price to beat" in excess of the market price of electricity if 40% of the "price to beat" load is not served by a non-affiliated retail electric provider by January 1, 2004. Pursuant to the master separation agreement between Reliant Energy and Reliant Resources, Reliant Resources is obligated to reimburse CenterPoint Houston for the clawback component of the true-up. The clawback will not exceed $150 times the number of customers served by the affiliated retail electric provider in the transmission and distribution utility's service territory less the number of customers served by the affiliated retail electric provider outside the transmission and distribution utility's service territory on January 1, 2004.

         Securitization Financing. The Texas electric restructuring law provides for the use of special purpose entities to issue securitization bonds for the economic value of generation-related regulatory assets and stranded costs. These bonds will be amortized through non-bypassable charges to CenterPoint Houston's customers that are authorized by the Texas Utility Commission. Any stranded costs not recovered through the securitization bonds will be recovered through a non-bypassable charge assessed to customers taking delivery service from CenterPoint Houston.

         In October 2001, one of our subsidiaries issued $749 million of transition bonds to securitize generation-related regulatory assets. The bonds have a final maturity date of September 15, 2015 and are non-recourse to us or our subsidiaries other than to the special purpose issuer. Payments on the securitization bonds are made out of funds from non-bypassable transition charges assessed to customers taking delivery service from CenterPoint Houston.

         We expect that CenterPoint Houston will seek to securitize the true-up balance upon completion of the 2004 true-up proceeding. The bonds may have a maximum maturity of 15 years. Payments on these securitization bonds would also be made out of funds from non-bypassable transition charges assessed to customers taking delivery service from CenterPoint Houston.

PROPERTIES

         All of CenterPoint Houston's properties are located in the State of Texas. CenterPoint Houston's substations serve to connect power plants, the high voltage transmission lines and the lower voltage distribution lines. Unlike the transmission system, which carries high voltage electricity over long distances, distribution lines carry lower voltage power from the substation to the retail electric customers. The distribution system consists primarily of distribution lines, transformers, secondary distribution lines and service wires.

         Electric Lines--Overhead. As of December 31, 2001, CenterPoint Houston owned 25,998 pole miles of overhead distribution lines and 3,606 circuit miles of overhead transmission lines, including 452 circuit miles operated at 69,000 volts, 2,095 circuit miles operated at 138,000 volts and 1,059 circuit miles operated at 345,000 volts.

         Electric Lines--Underground. As of December 31, 2001, CenterPoint Houston owned 12,701 circuit miles of underground distribution lines and 15.6 circuit miles of underground transmission lines, including 4.5 circuit miles operated at 69,000 volts and 11.1 circuit miles operated at 138,000 volts.

         Substations. As of December 31, 2001, CenterPoint Houston owned 223 major substation sites (252 substations) having total installed rated transformer capacity of 64,783 megavolt amperes.

CUSTOMERS

         CenterPoint Houston's customers consist of municipalities, electric cooperatives, other distribution companies and approximately 27 retail electric providers in its certificated service area. Two of these retail electric providers are subsidiaries of Reliant Resources. CenterPoint Houston anticipates that more than half of its revenues from retail electric providers for 2002 will come from subsidiaries of Reliant Resources. Each retail electric provider is licensed by the Texas Utility Commission and must meet creditworthiness criteria established by the Texas Utility Commission. CenterPoint Houston operates on a continuous billing cycle, with meter readings being conducted and invoices being distributed to the retail electric providers each business day.

COMPETITION

         CenterPoint Houston's operations are regulated by the Texas Utility Commission and are conducted within its service territory pursuant to a certificate of convenience and necessity issued by the Texas Utility Commission. In order for another provider of transmission and distribution services to provide such services in CenterPoint Houston's territory, it would be required to obtain a certificate of convenience and necessity in proceedings before the Texas Utility Commission.

                               ELECTRIC GENERATION

         Our wholly owned subsidiary, Texas Genco, acquired Reliant Energy's portfolio of electric generation facilities located in Texas and related business effective August 31, 2002. From January 31, 2002 until August 31, 2002, however, the electric generation facilities were operated as a separate division within Reliant Energy. For convenience, we describe Texas Genco's business in this Current Report on Form 8-K as if Texas Genco had owned and operated its generation facilities prior to the date they were actually conveyed to Texas Genco.

         Texas Genco is one of the largest wholesale electric power generating companies in the United States. As of June 30, 2002, Texas Genco owned and operated 11 power generating stations (60 generating units) with a net generating capacity of 14,175 megawatts (MW), including a 30.8% interest in the South Texas Project Electric Generating Station (South Texas Project). The South Texas Project is a nuclear generating station with two 1,250 MW nuclear generating units. Texas Genco sells electric generation capacity, energy and ancillary services in the ERCOT market, which is the largest power market in the State of Texas.

         Since January 1, 2002, Texas Genco's generation business has been operated as an independent power producer, with output sold at market prices to a variety of purchasers, which include Reliant Resources and its subsidiaries. Because of this change, historical operating data, such as demand and fuel data, may not accurately reflect the operation of this business subsequent to December 31, 2001.

         As a result of requirements under the Texas electric restructuring law, as well as an agreement with Reliant Resources, Texas Genco is obligated to sell substantially all of its capacity and related ancillary services through 2003 pursuant to capacity auctions. In these auctions, Texas Genco sells firm entitlements to capacity and ancillary services on a forward basis dispatched within specified operational constraints. For more information regarding these auctions, please read "-- Operations and Capacity Auctions Generally, "--State Mandated Capacity Auctions," --Contractually Mandated Capacity Auctions" and "--Auction Results."

         The Texas market currently has a surplus of generating capacity, which helps to facilitate a competitive wholesale market. Generators in ERCOT added 6,925 MW of new capacity in 2001. Due to the large quantity of generation built recently, it is anticipated that the wholesale market in Texas will be extremely competitive for the next three to five years.

         Facilities. Texas Genco's generation facilities as of June 30, 2002 are described in the table below.

                                          NET
                                       GENERATING     NUMBER
                                        CAPACITY        OF
GENERATION FACILITIES                  (IN MW)(1)     UNITS          DISPATCH TYPE           FUEL
---------------------                  ----------     ------         -------------           ----
W. A. Parish.........................     3,661          9     Base-load, Intermediate,    Coal/Gas
                                                                   Cyclic, Peaking
Limestone............................     1,612          2            Base-load            Lignite
South Texas Project(2)...............       770          2            Base-load            Nuclear
Cedar Bayou..........................     2,260          3           Intermediate          Gas/Oil
P. H. Robinson.......................     2,213          4           Intermediate            Gas
San Jacinto(3).......................       162          2           Intermediate            Gas
T. H. Wharton........................     1,254         18         Cyclic, Peaking         Gas/Oil
S. R. Bertron........................       844          6         Cyclic, Peaking         Gas/Oil
Greens Bayou.........................       760          7         Cyclic, Peaking         Gas/Oil
Webster..............................       387          2         Cyclic, Peaking           Gas
Deepwater............................       174          1              Cyclic               Gas
H. O. Clarke.........................        78          6             Peaking               Gas
                                        -------        ---
     Total...........................    14,175         62
                                        =======        ===

-------------

(1) Net generating capacity equals gross nameplate capacity less the electric energy consumed at the facility.

(2)   Texas Genco owns a 30.8% interest in the South Texas Project.

(3) This facility is a cogeneration facility. Cogeneration is the combined production of steam and electricity in a generation facility.

         Market Framework. Since January 1, 2002, any wholesale producer of electricity that qualifies as a "power generation company" under the Texas electric restructuring law and that can access the ERCOT electric grid is allowed to sell power in the Texas market at unregulated rates. Transmission capacity, which may be limited, is needed to effect power sales. In the Texas market, buyers and sellers may negotiate bilateral wholesale capacity, energy and ancillary services contracts or may participate in the spot market.

         Operations and Capacity Auctions Generally. Since January 1, 2002, Texas Genco has operated its generation business solely in the wholesale market. It is required by the Texas electric restructuring law to auction 15% of the capacity of its generation business (state mandated auctions) and by an agreement between Reliant Energy and Reliant Resources to auction the remainder of its capacity (contractually mandated auctions). Texas Genco's auction products are only entitlements to capacity dispatched from base, intermediate, cyclic or peaking units and do not convey a right to receive power from a particular unit. This enables Texas Genco to dispatch its commitments in the most cost-effective manner, but also exposes it to the risk that, depending upon the availability of its units, it could be required to supply energy from a higher cost unit, such as an intermediate unit, to meet an obligation for lower cost generation, such as base-load generation, or to obtain the energy on the open market. In addition, from time to time, Texas Genco may be required to purchase power from qualifying facilities under the Public Utility Regulatory Policies Act of 1978.

         Revenues from capacity auctions come from two sources: capacity payments and fuel payments. Capacity payments are based on the final clearing prices, in dollars per kilowatt-month, determined during the auctions. Texas Genco bills for these payments on a monthly basis just prior to the month of the entitlement. Fuel payments consist of a variety of charges related to the fuel and ancillary services scheduled through the auctioned products. Texas Genco invoices for these fuel payments on a monthly basis in arrears.

         State Mandated Capacity Auctions. The obligation to conduct state mandated auctions of 15% of Texas Genco's generation capacity will continue until January 1, 2007, unless before that date the Texas Utility Commission determines that at least 40% of the electric power consumed before the onset of competition by residential and small commercial customers in CenterPoint Houston's service area is being served by retail electric providers not affiliated with us or formerly affiliated with Reliant Energy. Reliant Resources currently is not permitted under the Texas electric restructuring law to purchase capacity sold by Texas Genco in the state mandated auctions.

         Contractually Mandated Capacity Auctions. Texas Genco is obligated to conduct contractually mandated auctions of the remainder of its capacity until the date on which the Texas Genco Option, described below, either is exercised or expires. Texas Genco is permitted to reduce the amount of capacity sold in the contractually mandated auctions by the amount required to satisfy:

         o its operational requirements associated with the capacity sold pursuant to the Texas Utility Commission rules, including the rules associated with state mandated auctions and the price to beat; or

         o its obligations to another party under an existing spinning reserve service agreement.

Reliant Resources is entitled to purchase, prior to Texas Genco's submission of capacity to auction, 50% (but not less than 50%) of the capacity Texas Genco has available to auction in the contractually mandated auctions at the prices bid by third parties in the contractually mandated auctions. Whether or not Reliant Resources exercises this right, Reliant Resources may submit bids to purchase in the contractually mandated auctions as well.

         Auction Results. Texas Genco conducted its initial state mandated auctions and contractually mandated auctions from September 2001 through July 2002. Thirty-one companies, including Reliant Resources, registered and qualified to participate in these auctions. As a result, Texas Genco has sold 98% of its available capacity through August 2002, 77% of its available capacity for September through December 2002, and 11% of its available capacity for the year 2003. Texas Genco's available capacity equals its total net generating capacity less capacity withheld as backup operating reserves and capacity that is subject to planned outages at its facilities. Texas Genco intends to hold auctions to sell its remaining available capacity for 2003 during October and November 2002, and March, July and September 2003. Reliant Resources has purchased 45% of the 2002 capacity sold in the contractually mandated auctions held to date. To date, its capacity auctions have been consummated at market-based prices that have resulted in returns substantially below the historical regulated return on its facilities.

TEXAS GENCO DISTRIBUTION

         In order to establish a public market value for the Texas Genco shares that will be used to calculate how much CenterPoint Houston will be able to recover as stranded costs, we expect to distribute to our shareholders shares of Texas Genco common stock that will constitute approximately 19% of the total number of shares of Texas Genco common stock outstanding immediately after the distribution (the Texas Genco Distribution). We anticipate that the Texas Genco Distribution will occur in late 2002 or early 2003.

         Following the Texas Genco Distribution, Texas Genco will be a company with common stock registered under Section 12 of the Securities Exchange Act of 1934. We expect we will continue to indirectly own approximately 81% of the outstanding shares of Texas Genco common stock until at least 2004 when the Texas Genco Option, described below, will either be exercised or will expire. The Texas Genco Distribution will not affect the number of outstanding shares of our common stock or the rights of our shareholders.

TEXAS GENCO OPTION

         Reliant Resources has an option that may be exercised between January 10, 2004 and January 24, 2004 to purchase all of the shares of Texas Genco common stock that will be owned by us after the Distribution. The exercise price under the option will equal:

         o the average daily closing price per share of Texas Genco common stock on The New York Stock Exchange for the 30 consecutive trading days with the highest average closing price for any 30 day trading period during the 120 trading days immediately preceding January 10, 2004, multiplied by the number of shares of Texas Genco common stock then owned by us, plus

         o a control premium, up to a maximum of 10%, to the extent a control premium is included in the valuation determination made by the Texas Utility Commission relating to the market value of Texas Genco's common stock equity.

The exercise price formula is based upon the generation asset valuation methodology in the Texas electric restructuring law that we will use to calculate the market value of Texas Genco. The exercise price is also subject to adjustment based on the difference between the per share dividends Texas Genco paid to us during the period from the distribution date through the option closing date and Texas Genco's actual per share earnings during that period. To the extent Texas Genco's per share dividends are less than its actual per share earnings during that period, the per share option price will be increased. To the extent its per share dividends exceed its actual per share earnings, the per share option price will be reduced.

         Reliant Resources has agreed that if it exercises its option, Reliant Resources will purchase from us all notes and other payables owed by Texas Genco to us as of the option closing date, at their principal amount plus accrued interest. Similarly, if there are notes or payables owed to Texas Genco by us as of the option closing date, Reliant Resources will assume those obligations in exchange for a payment from us of an amount equal to the principal plus accrued interest.

         If the option is exercised and certain regulatory conditions have not yet been satisfied, the option agreement provides for payment of the exercise price into escrow and execution of a power sales agreement under which Texas Genco will sell to Reliant Resources or its designee all of its capacity at market-based rates until the earlier of the option closing date or May 31, 2005. If the option closing has not occurred by May 31, 2005, rights under the option agreement will terminate. On the option closing date, the exercise price plus accrued interest will be delivered from escrow, net of dividends paid by Texas Genco to us during the period the escrow is in effect. During the period the power sales agreement is in effect, Reliant Resources will be required to advance amounts required by Texas Genco for capital expenditures, subject to reimbursement if the option closing does not take place before May 31, 2005.

         In connection with the Texas Genco Option, Texas Genco is obligated to operate and maintain its assets and otherwise conduct its business in the ordinary course in a manner consistent with past practice and to make expenditures for operations, maintenance, repair and capital expenditures necessary to keep its assets in good condition and in compliance with applicable laws, in a manner consistent with good electric generation industry practice. Texas Genco is also required to maintain customary levels of insurance, comply with laws and contractual obligations and pay taxes when due. Texas Genco may not permanently retire generation units, but may "mothball" units if economically warranted.

         Exercise of the option will be subject to various regulatory approvals, including Hart-Scott-Rodino antitrust clearance and NRC license transfer approval. In certain circumstances involving a change in control of us, the time at which the Texas Genco Option may be exercised and the period over which the exercise price is determined are accelerated, with corresponding changes to the time and manner of payment of the exercise price.

FUEL AND PURCHASED POWER

         Texas Genco relies primarily on natural gas, coal, lignite and uranium to fuel its generation facilities. The fuel mix of Texas Genco's generating portfolio, based on actual fuel usage during 2001, was approximately 49% coal and lignite, 39% natural gas and 12% nuclear for the year 2001. As of June 30, 2002, the fuel mix of its generating portfolio based on the capacity of its facilities was approximately 66% natural gas, 29% coal and lignite and 5% nuclear. The actual mix of fuel used by Texas Genco's facilities reflects a higher percentage of solid fuels than the overall fuel mix of its generating capacity because its base-load plants are generally powered by solid fuels. Based on Texas Genco's current assumptions regarding the cost and availability of fuel, plant operation schedules, load growth, load management and the impact of environmental regulations, it does not expect the mix of fuel used by its generating portfolio will vary materially during 2002 from prior levels. As a result of new air emissions standards imposed by federal and state law, Texas Genco anticipates having longer plant outages in 2002 and higher levels of plant maintenance in 2003 and subsequent years associated with the installation of environmental equipment. These factors could affect the mix of its future fuel usage. Texas Genco anticipates that the capital investment incurred through May 2003 to comply with these air emissions requirements will be recoverable through the Texas Utility Commission's determination of stranded costs.

         Through December 31, 2001, the Texas Utility Commission provided for the recovery of most fuel and purchased power costs from customers through a fixed fuel factor included in electric rates. As a result of the Texas energy restructuring law, most of Texas Genco's energy sales are now based on the generation capacity entitlement auctions described above. Power generated from the intermediate, cyclic or peaking entitlements in the capacity auctions includes a fuel cost component that is tied to the indexed cost of gas, reducing the risk associated with the price of gas for Texas Genco's generation business. Successful bidders in these auctions are able to dispatch energy from their entitlements within the operational constraints of the generating units supporting the capacity entitlement product they purchased. Under the terms of the capacity auctions, successful bidders are required to absorb the corresponding fuel cost for the energy dispatched so that, in effect, Texas Genco will recover its dispatch-based fuel costs from these bidders.

         Natural Gas Supply. Texas Genco obtains its long-term natural gas supply contracts with several suppliers. Substantially all of its long-term natural gas supply contracts contain pricing provisions based on fluctuating spot market prices. In 2001, 61% of the natural gas requirements was purchased under these long-term contracts. Texas Genco purchased the remaining 39% its of natural gas requirements in 2001 on the spot market. Based on current market conditions, Texas Genco believes it will be able to replace the supplies of natural gas covered under its long-term contracts when they expire with gas purchased on the spot market or under new long-term or short-term contracts.

         Texas Genco's natural gas requirements are generally more volatile than its other fuel requirements because it uses natural gas to fuel intermediate, cyclic and peaking facilities and other more economical fuels to fuel base-load facilities. Although natural gas supplies have been sufficient in recent years, available supplies are subject to potential disruption due to weather conditions, transportation constraints and other events. As a result of these factors, supplies of natural gas may become unavailable from time to time or prices may increase rapidly in response to temporary supply constraints or other factors.

         Coal and Lignite Supply. Texas Genco purchases approximately 80% of the fuel requirements for its four coal-fired generating units at its W.A. Parish facility under two fixed-quantity, long-term supply contracts scheduled to expire in 2010 and 2011. The price for coal is fixed under the first contract through the end of 2002, after which the price will be tied to spot market prices. The price for coal under the second contract was approximately three times greater than the spot market prices for coal as of December 31, 2001. The fuel payments Texas Genco collects for capacity entitlements with underlying coal-fired capacity are based on a pre-established price based on the Texas Utility Commission's forecasted fuel costs, which incorporate Texas Genco's expected fuel costs under these long-term coal supply contracts. Texas Genco purchases its remaining coal requirements for the W.A. Parish facility under short-term contracts. It has long-term rail contracts to transport coal to the W.A. Parish facility.

         Texas Genco obtains the lignite used to fuel the two generating units of the Limestone facility from a surface mine adjacent to the facility. It owns the mining equipment and facilities and a portion of the lignite reserves located at the mine. Mining operations are conducted by the owner of the remaining lignite reserves. In the past, Texas Genco has obtained its lignite requirements under a long-term contract on a cost-plus basis. Since July 2002, Texas Genco has obtained its lignite requirements under an amended long-term contract with the owner/operator of the mine at a fixed price determined annually that is expected to result in a cost of generation at the Limestone facility equivalent to the cost of generating with Wyoming coal. Texas Genco expects the lignite reserves will be sufficient to provide all of the lignite requirements of this facility through 2015.

         Texas Genco began using a blend of lignite and Wyoming coal to fuel the Limestone facility in July 2002 as a component of its nitrogen oxides (NOx) control strategy. A fuel unloading and handling system is being installed at the Limestone facility to accommodate the delivery of Wyoming coal. Texas Genco expects to obtain Wyoming coal and rail transportation services through spot and long-term market-priced contracts.

         Nuclear Fuel Supply. The South Texas Project satisfies its fuel supply requirements by acquiring uranium concentrates, converting uranium concentrates into uranium hexafluoride, enriching uranium hexafluoride and fabricating nuclear fuel assemblies. There are numerous contracts covering nuclear fuel needs of the South Texas Project for uranium, conversion services, enrichment services and fuel fabrication. Other than a fuel fabrication agreement that extends for the life of the South Texas Project, these contracts have varying expiration dates, and most are short to medium term (less than seven years). Management believes that sufficient capacity for nuclear fuel supplies and processing exists to permit normal operations of the South Texas Project nuclear generating units.

CUSTOMERS

         Since January 1, 2002, Texas Genco has sold power to wholesale purchasers, including retail electric providers, at unregulated rates through its capacity auctions. In addition to retail electric providers, Texas Genco's customers in the ERCOT market include municipal utilities, electric co-operatives, power trading organizations and other power generating companies. Texas Genco is also a significant provider to the ancillary services market operated by the ERCOT ISO. Texas Genco expects its mix of customers and the mix of participants will change significantly as the ERCOT market evolves from one dominated by vertically integrated electric utilities to one with utility-affiliated retail electric providers, new entrant retail electric providers, a higher participation of unregulated energy merchants, and more generation capacity from independent generation companies.

COMPETITION

         The ERCOT market is highly competitive. Texas Genco's competitors include affiliated generation companies of Texas based utilities, independent power producers, municipal or co-operative generators and wholesale power marketers. These competitors will compete with Texas Genco and each other by buying and selling wholesale power in the ERCOT market, entering into bilateral contracts and/or selling to aggregated retail customers. A number of Texas Genco's competitors are building efficient, combined cycle power plants that are generally not able to provide the operational flexibility, ancillary services and fuel risk mitigation that Texas Genco's large diversified portfolio of generating facilities can provide. In addition, we believe that there may be significant excess generating capacity constructed in the ERCOT market over the next several years. This overbuilding could result in lower prices for wholesale power in the ERCOT market. For more information on competition in the ERCOT market, please read "Risk Factors--Risks Related to Our Electric Generation Business--There is currently a surplus of generating capacity in the ERCOT market, and we expect the market for wholesale power to be highly competitive."

                            NATURAL GAS DISTRIBUTION

         Through RERC, we engage in intrastate natural gas sales to, and natural gas transportation for, residential, commercial and industrial customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas and some non-rate regulated retail gas marketing operations. RERC conducts intrastate natural gas sales to, and natural gas transportation for, residential, commercial and industrial customers through three unincorporated divisions:
Arkla, Entex and Minnegasco. These operations are regulated as gas utility operations in the jurisdictions served by these divisions.

         o Arkla. Arkla provides natural gas distribution services in over 245 communities in Arkansas, Louisiana, Oklahoma and Texas. The largest metropolitan areas served by Arkla are Little Rock, Arkansas and Shreveport, Louisiana. In 2001, approximately 65% of Arkla's total throughput was attributable to retail sales of gas and approximately 35% was attributable to transportation services.

         o Entex. Entex provides natural gas distribution services in over 500 communities in Louisiana, Mississippi and Texas. The largest metropolitan area served by Entex is Houston. In 2001, approximately 97% of Entex's total throughput was attributable to retail sales of gas and approximately 3% was attributable to transportation services.

         o Minnegasco. Minnegasco provides natural gas distribution services in over 240 communities in Minnesota. The largest metropolitan area served by Minnegasco is Minneapolis. In 2001, approximately 97% of Minnegasco's total throughput was attributable to retail sales of gas and approximately 3% was attributable to transportation services.

         The demand for intrastate natural gas sales to, and natural gas transportation for, residential, commercial and industrial customers is seasonal. In 2001, approximately 62% of RERC's natural gas distribution business's total throughput occurred in the first and fourth quarters. These patterns reflect the higher demand for natural gas for heating purposes during those periods.

COMMERCIAL AND INDUSTRIAL MARKETING SALES

         RERC's commercial and industrial marketing sales group provides comprehensive natural gas products and services to commercial and industrial customers in the region from Southern Texas to the panhandle of Florida, as well as in the Midwestern United States. In 2001, approximately 96% of total throughput was attributable to the sale of natural gas and approximately 4% was attributable to transportation services. Typical customer contract terms for natural gas sales range from one day to three years. RERC's commercial and industrial marketing sales groups' operations may be affected by seasonal weather changes and the relative price of natural gas.

SUPPLY AND TRANSPORTATION

         Arkla. In 2001, Arkla purchased approximately 53% of its natural gas supply from Reliant Energy Services, a subsidiary of Reliant Resources, 29% pursuant to third-party contracts, with terms varying from three months to one year, and 18% on the spot market. Arkla's major third-party natural gas suppliers in 2001 included Oneok Gas Marketing Company, Tenaska Marketing Ventures, Marathon Oil Company and BP Energy Company. Arkla transports substantially all of its natural gas supplies under contracts with our pipeline subsidiaries.

         Entex. In 2001, Entex purchased virtually all of its natural gas supply pursuant to term contracts, with terms varying from one to five years. Entex's major third-party natural gas suppliers in 2001 included AEP Houston Pipeline, Kinder Morgan Texas Pipeline, L.P., Gulf Energy Marketing, Island Fuel Trading and Koch Energy Trading. Entex transports its natural gas supplies on both interstate and intrastate pipelines under long-term contracts with terms varying from one to five years.

         Minnegasco. In 2001, Minnegasco purchased approximately 74% of its natural gas supply pursuant to term contracts, with terms varying from one to ten years, with more than 20 different suppliers. Minnegasco purchased the remaining 26% on the daily or spot market. Most of the natural gas volumes under long-term contracts are committed under terms providing for delivery during the winter heating season, which extends from November through March. Minnegasco purchased approximately 67% of its natural gas requirements from four suppliers in 2001: Tenaska Marketing Ventures, Reliant Energy Services, Pan-Alberta Gas Ltd. and TransCanada Gas Services Inc. Minnegasco transports its natural gas supplies on various interstate pipelines under long-term contracts with terms varying from one to five years.

         Generally, the regulations of the states in which RERC's natural gas distribution business operates allow it to pass through changes in the costs of natural gas to its customers through purchased gas adjustment provisions in rates. There is, however, a timing difference between RERC's purchases of natural gas and the ultimate recovery of these costs. Consequently, RERC may incur additional "carrying" costs as a result of this timing difference and the resulting, temporary under-recovery of its purchased gas costs. To a large extent, these additional carrying costs are not recovered from RERC's customers.

         Arkla and Minnegasco use various leased or owned natural gas storage facilities to meet peak-day requirements and to manage the daily changes in demand due to changes in weather. Minnegasco also supplements contracted supplies and storage from time to time with stored liquefied natural gas and propane-air plant production.

         Minnegasco owns and operates a 7.0 billion cubic feet (Bcf) underground storage facility, having a working capacity of 2.1 Bcf available for use during a normal heating season and a maximum daily withdrawal rate of 50 million cubic feet (MMcf) per day. Minnegasco also owns ten propane-air plants with a total capacity of 191 MMcf per day and on-site storage facilities for 11 million gallons of propane (1.0 Bcf gas equivalent). Minnegasco owns a liquefied natural gas facility with a 12 million-gallon liquefied natural gas storage tank (1.0 Bcf gas equivalent) with a send-out capability of 72 MMcf per day.

         Although available natural gas supplies have exceeded demand for several years, currently supply and demand appear to be more balanced. RERC has sufficient supplies and pipeline capacity under contract to meet its firm customer requirements. However, from time to time, it is possible for limited service disruptions to occur due to weather conditions, transportation constraints and other events. As a result of these factors, supplies of natural gas may become unavailable from time to time or prices may increase rapidly in response to temporary supply constraints or other factors.

ASSETS

         As of December 31, 2001, RERC owned approximately 61,000 linear miles of gas distribution mains, varying in size from one-half inch to 24 inches in diameter. Generally, in each of the cities, towns and rural areas served by RERC, it owns the underground gas mains and service lines, metering and regulating equipment located on customers' premises and the district regulating equipment necessary for pressure maintenance. With a few exceptions, the measuring stations at which RERC receives gas are owned, operated and maintained by others, and its distribution facilities begin at the outlet of the measuring equipment. These facilities, including odorizing equipment, are usually located on the land owned by suppliers.

COMPETITION

         RERC competes primarily with alternate energy sources such as electricity and other fuel sources. In some areas, intrastate pipelines, other gas distributors and marketers also compete directly for gas sales to end-users. In addition, as a result of federal regulatory changes affecting interstate pipelines, natural gas marketers operating on these pipelines may be able to bypass RERC's facilities and markets, and sell and/or transport natural gas directly to commercial and industrial customers.

                             PIPELINES AND GATHERING

         Our pipeline and gathering operations are primarily conducted by wholly owned subsidiaries of RERC. Our pipeline operations are primarily conducted by two wholly owned interstate pipeline subsidiaries. Our gathering and pipeline services operations are conducted by a wholly owned gas gathering subsidiary and a wholly owned pipeline services subsidiary.

         In 2001, approximately 25% of our total operating revenues from pipelines and gathering was attributable to services provided to Arkla, and approximately 10% was attributable to services to Laclede Gas Company (Laclede), an unaffiliated distribution company that provides natural gas utility service to the greater St. Louis metropolitan area in Illinois and Missouri. An additional 20% of our operating revenues from pipelines and gathering was attributable to the transportation of gas marketed by Reliant Energy Services, a subsidiary of Reliant Resources. Services to Arkla and Laclede are provided under several long-term firm storage and transportation agreements. Contracts for firm transportation in Arkla's major service areas are currently scheduled to expire in 2005. An agreement to extend the existing service relationship with Laclede for a five-year period was entered into in February 2002.

         Our pipelines and gathering business may be affected by seasonal changes in the demand for natural gas, the relative price of natural gas in the Midcontinent and Gulf Coast natural gas supply regions and, to a lesser extent, general economic conditions.

ASSETS

         We own and operate approximately 8,100 miles of gas transmission lines. We also own and operate six natural gas storage fields with a combined daily deliverability of approximately 1.2 Bcf per day and a combined working gas capacity of approximately 55.8 Bcf. We also own a 10% interest in the Bistineau storage facility with 68.8 Bcf of working gas capacity and 1.1 Bcf per day of deliverability. Our storage capacity in the Bistineau facility is 8 Bcf of working gas with 100 MMcf per day of deliverability. Most of our storage operations are in north Louisiana and Oklahoma. We also own and operate approximately 4,300 miles of gathering pipelines that collect gas from more than 300 separate systems located in major producing fields in Arkansas, Louisiana, Oklahoma and Texas.

COMPETITION

         Our pipelines and gathering business competes with other interstate and intrastate pipelines in the transportation and storage of natural gas. The principal elements of competition among pipelines are rates, terms of service, and flexibility and reliability of service. Our pipelines and gathering business competes indirectly with other forms of energy available to its customers, including electricity, coal and fuel oils. The primary competitive factor is price. Changes in the availability of energy and pipeline capacity, the level of business activity, conservation and governmental regulations, the capability to convert to alternative fuels, and other factors, including weather, affect the demand for natural gas in areas we serve and the level of competition for transportation and storage services. In addition, competition for our gathering operations is impacted by commodity pricing levels because of their influence on the level of drilling activity.

                                   REGULATION

         We are subject to regulation by various federal, state, local and foreign governmental agencies, including the regulations described below.

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

         We have registered and become subject, with our subsidiaries, to regulation as a registered holding company system under the 1935 Act. The 1935 Act directs the SEC to regulate, among other things, financings, sales or acquisitions of assets and intra-system transactions. In order to enable us ultimately to satisfy the requirements for an exemption from regulation as a registered holding company under the 1935 Act, we expect to divide the gas distribution businesses conducted by RERC's three unincorporated gas distribution divisions, Entex, Arkla and Minnegasco, among three separate entities. The entity that will hold the Entex assets will also hold ownership of our natural gas pipelines and gathering business. We have obtained approval of these transactions from all of the public service commissions that regulate RERC's operations. Although we expect this business restructuring of RERC can be completed, we can provide no assurance that this will, in fact, occur, or that we will ultimately be exempt from regulation under the 1935 Act.

FEDERAL ENERGY REGULATORY COMMISSION

         The transportation and sale or resale of natural gas in interstate commerce is subject to regulation by the FERC under the Natural Gas Act and the Natural Gas Policy Act of 1978, as amended. The FERC has jurisdiction over, among other things, the construction of pipeline and related facilities used in the transportation and storage of natural gas in interstate commerce, including the extension, expansion or abandonment of these facilities. The rates charged by interstate pipelines for interstate transportation and storage services are also regulated by the FERC.

         Our natural gas pipeline subsidiaries periodically file applications with the FERC for changes in their generally available maximum rates and charges designed to allow them to recover their costs of providing service to customers (to the extent allowed by prevailing market conditions), including a reasonable rate of return. These rates are normally allowed to become effective after a suspension period, and in some cases are subject to refund under applicable law, until such time as the FERC issues an order on the allowable level of rates.

         In February 2000, the FERC issued Order No. 637, which introduces several measures to increase competition for interstate pipeline transportation services. Order No. 637 authorizes interstate pipelines to propose term-differentiated and peak/off-peak rates, and requires pipelines to make tariff filings to expand pipeline service options for customers. Our natural gas pipeline subsidiaries made Order No. 637 compliance filings in 2000, one of which was accepted by the FERC, subject to certain modifications, in March 2002. The other was accepted by an order appraising a settlement issued by FERC in June 2002. We have sought clarification of the June order.

STATE AND LOCAL REGULATION

         Electric Operations-The Texas Electric Restructuring Law. In June 1999, the Texas legislature adopted the Texas electric restructuring law, which substantially amended the regulatory structure governing electric utilities in Texas in order to allow and encourage retail competition. Retail pilot projects allowing competition for up to 5% of each utility's load in all customer classes began in August 2001, and retail electric competition for all other customers began in January 2002.

         Municipally-owned utilities and electric cooperatives have the option to open their markets to retail competition any time after January 1, 2002. However, until a municipally-owned utility or electric cooperative adopts a resolution opting to open its market to retail competition, it may not offer electric energy at unregulated prices to retail customers outside its service area. Some large Texas cities, including San Antonio and Austin, are served by municipally-owned utilities that have not announced when or if they will open their markets to competition.

         In addition, CenterPoint Houston holds non-exclusive franchises from the incorporated municipalities in its service territory. These franchises give CenterPoint Houston the right to operate its transmission and distribution system within the streets and public ways of these municipalities for the purpose of delivering electric service to the municipality, its residents and businesses. None of these franchises expires before 2007.

         For additional information regarding the Texas electric restructuring law, retail competition in Texas and its application to our operations and structure, please read "Our Business-Overview-The Texas Electric Restructuring Law" and "Our Business-Electric Generation."

         Transmission and Distribution Rates. All retail electric providers in CenterPoint Houston's service area pay the same rates and other charges for distribution services. The transmission and distribution rates that are in effect as of January 1, 2002 for CenterPoint Houston are based on an order issued by the Texas Utility Commission. The order resulted from a March 31, 2000 filing with the Texas Utility Commission required by the Texas electric restructuring law. This order set the regulated rates for CenterPoint Houston to be effective when electric competition began. This regulated delivery charge includes the transmission and distribution charge, a system benefit fund fee, a nuclear decommissioning fund charge, a municipal franchise fee and a transition charge associated with securitization of regulatory assets. The design of the new energy delivery rate, which is based on an 11.25% return on equity, differs from the prior bundled energy rate. The winter/summer rate differential for residential customers has been eliminated and large commercial and industrial rates no longer have an energy-based component, but are demand driven. This new rate design will tend to lessen some of the pronounced seasonal variation of revenues experienced prior to January 1, 2002. Transmission rates are based on amounts of energy transmitted under "postage stamp" rates that do not vary with the distance the energy is being transmitted. In Reliant Energy's appeal of certain aspects of the order, the Travis County District Court generally upheld the Texas Utility Commission's order. We may appeal the district court's decision to the Texas Court of Appeals but have not yet filed an appeal.

         Natural Gas Distribution. In almost all communities in which RERC provides natural gas distribution services, it operates under franchises, certificates or licenses obtained from state and local authorities. The terms of the franchises, with various expiration dates, typically range from 10 to 30 years. None of RERC's material franchises expire before 2005. We expect to be able to renew expiring franchises. In most cases, franchises to provide natural gas utility services are not exclusive.

         Substantially all of RERC's retail natural gas sales are subject to traditional cost-of-service regulation at rates regulated by the relevant state public service commissions and, in Texas, by the Texas Railroad Commission and municipalities it serves.

NUCLEAR REGULATORY COMMISSION

         Texas Genco is subject to regulation by the NRC with respect to the operation of the South Texas Project. This regulation involves testing, evaluation and modification of all aspects of plant operation in light of NRC safety and environmental requirements. Continuous demonstrations to the NRC that plant operations meet applicable requirements are also required. The NRC has the ultimate authority to determine whether any nuclear powered generating unit may operate.

         Texas Genco and the other owners of the South Texas Project are required by NRC regulations to estimate from time to time the amounts required to decommission that nuclear generating facility and are required to maintain funds to satisfy that obligation when the plant ultimately is decommissioned. CenterPoint Houston currently collects through its electric rates amounts calculated to provide sufficient funds at the time of decommissioning to discharge these obligations through a non-bypassable charge from transmission and distribution customers. Funds collected will be deposited into a nuclear decommissioning trust. The beneficial ownership in the nuclear decommissioning trust is held by Texas Genco, as the licensee of the facility. While current funding levels exceed NRC minimum requirements, no assurance can be given that the amounts held in trust will be adequate to cover the actual decommissioning costs of the South Texas Project. Such costs may vary because of changes in the assumed date of decommissioning and changes in regulatory requirements, technology and costs of labor, materials and waste burial.

                              ENVIRONMENTAL MATTERS

GENERAL ENVIRONMENTAL ISSUES

         We are subject to numerous federal, state and local requirements relating to the protection of the environment and the safety and health of personnel and the public. These requirements relate to a broad range of our activities, including the discharge of pollutants into air, water, and soil, the proper handling of solid, hazardous and toxic materials and waste, noise, and safety and health standards applicable to the workplace. In order to comply with these requirements, we will spend substantial amounts from time to time to construct, modify and retrofit equipment, acquire air emission allowances for operation of our facilities, and to clean up or decommission disposal or fuel storage areas and other locations as necessary.

         If we do not comply with environmental requirements that apply to our operations, regulatory agencies could seek to impose on us civil, administrative and/or criminal liabilities as well as seek to curtail our operations. Under some statutes, private parties could also seek to impose upon us civil fines or liabilities for property damage, personal injury and possibly other costs.

         Texas Genco currently anticipates investing up to $397 million in capital and other special project expenditures between 2002 and 2006 for environmental compliance.

         Under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, owners and operators of facilities from which there has been a release or threatened release of hazardous substances, together with those who have transported or arranged for the disposal of those substances, are liable for:

         o   The costs of responding to that release or threatened release; and

         o   The restoration of natural resources damaged by any such release.

         We are not aware of any liabilities under CERCLA that would have a material adverse effect on us, our financial position, results of operations or cash flows.

AIR EMISSIONS

         As part of the 1990 amendments to the Federal Clean Air Act, requirements and schedules for compliance were developed for attainment of health-based standards. As part of this process, standards for the emission of NOx, a product of the combustion process associated with power generation and natural gas compression, are being developed or have been finalized. The standards require reduction of emissions from Texas Genco's power generating units and some of our natural gas compression facilities. Through 2001, Texas Genco invested $331 million for NOx emission controls, and it is planning to make expenditures of approximately $343 million in the years 2002 through 2004, with possible additional expenditures after that under Texas law. The Texas electric restructuring law provides for stranded cost recovery of costs incurred before May 1, 2003 to achieve the NOx reduction requirements. The post-2004 requirements in Texas are currently being litigated, and the outcome of the litigation cannot be predicted at this time.

         The Environmental Protection Agency (EPA) has announced its determination to regulate hazardous air pollutants (HAPs), including mercury, from coal-fired and oil-fired steam electric generating units under Section 112 of the Clean Air Act. The EPA plans to develop maximum achievable control technology (MACT) standards for these types of units. The rulemaking for coal and oil-fired steam electric generating units must be completed by December 2004. Compliance with the rules will be required within three years thereafter. The MACT standards that will be applicable to the Texas Genco units cannot be predicted at this time and may adversely impact our results of operations. In addition, a request for reconsideration of the EPA's decision to impose MACT standards has been filed with the EPA. We cannot predict the outcome of that request.

         In 1998, the United States became a signatory to the United Nations Framework Convention on Climate Change (Kyoto Protocol). The Kyoto Protocol calls for developed nations to reduce their emissions of greenhouse gases. Carbon dioxide, which is a major byproduct of the combustion of fossil fuel, is considered to be a greenhouse gas. If the United States Senate ultimately ratifies the Kyoto Protocol, any resulting limitations on power plant carbon dioxide emissions could have a material adverse impact on all fossil fuel fired electric generating facilities, including those belonging to Texas Genco.

         The EPA is conducting a nationwide investigation regarding the historical compliance of coal-fueled electric generating stations with various permitting requirements of the Clean Air Act. Specifically, the EPA and the United States Department of Justice have initiated formal enforcement actions and litigation against several other utility companies that operate these stations, alleging that these companies modified their facilities without proper pre-construction permit authority.

         In February 2001, the United States Supreme Court upheld a previously adopted EPA ambient air quality standards for fine particulate matter and ozone. While attaining these new standards may ultimately require expenditures for air quality control system upgrades for our facilities, regulations addressing affected sources and required controls are not expected until after 2005. Consequently, it is not possible to determine the impact on our operations at this time.

         Multi-pollutant air emission initiative. In February 2002, the White House announced its "Clear Skies Initiative." The proposal is aimed at long term reductions of multiple pollutants produced from fossil fuel-fired power plants. Reductions averaging 70% are targeted for sulfur dioxide (SO2), NOx and mercury. In addition, a voluntary program for greenhouse gas emissions is proposed as an alternative to the Kyoto Protocol discussed above. The implementation of the initiative, if approved by the United States Congress, would be a market-based program beginning in 2008 with full compliance phased in by 2018. Fossil fuel-fired power plants owned by Texas Genco would be affected by the adoption of this program, or other legislation currently pending in the United States Congress addressing similar issues. Such programs would require compliance to be achieved by the installation of pollution controls, the purchase of emission allowances or curtailment of operations.

WATER ISSUES

         In July 2000, the EPA issued final rules for the implementation of the Total Maximum Daily Load program of the Clean Water Act (TMDL). The goal of the TMDL rules is to establish, over the next 15 years, the maximum amounts of various pollutants that can be discharged into waterways while keeping those waterways in compliance with water quality standards. The establishment of TMDL values may eventually result in more stringent discharge limits in each facility's discharge permit. Such limits may require our facilities to install additional water treatment, modify operational practices or implement other wastewater control measures. Certain members of the United States Congress have expressed concern to the EPA about the TMDL program and the EPA, in October 2001, extended the effective date of the regulation until April 2003.

         In November 2001, the EPA promulgated rules that impose additional technology based requirements on new cooling water intake structures. Proposed rules for existing intake structures have also been issued. It is not known at this time what requirements the final rules for existing intake structures will impose and whether our existing intake structures will require modification as a result of such requirements. The process by which the intake structure rules were written was contentious and litigation is expected. Court action in response to this expected litigation could result in unforeseen changes in the requirements.

         A number of efforts are under way within the EPA to evaluate water quality criteria for parameters associated with the by-products of fossil fuel combustion. These parameters include arsenic, mercury and selenium. Significant changes in these criteria could impact generating station discharge limits and could require Texas Genco's facilities to install additional water treatment equipment. The impact on Texas Genco as a result of these initiatives is unknown at this time.

LIABILITY FOR PREEXISTING CONDITIONS AND REMEDIATION

         Asbestos and Other. As a result of their age, many of our facilities contain significant amounts of asbestos insulation, other asbestos-containing materials and lead-based paint. Existing state and federal rules require the proper management and disposal of these potentially toxic materials. We have developed a management plan that includes proper maintenance of existing non-friable asbestos installations, and removal and abatement of asbestos containing materials where necessary because of maintenance, repairs, replacement or damage to the asbestos itself. We have planned for the proper management, abatement and disposal of asbestos and lead-based paint at our facilities in our financial planning.

         We have been named, along with numerous others, as a defendant in a number of lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos while working at sites along the Texas Gulf Coast. Most of these claimants have been workers who participated in construction of various industrial facilities, including power plants, and some of the claimants have worked at locations owned by us. We anticipate that additional claims like those received may be asserted in the future, and we intend to continue our practice of vigorously contesting claims that we do not consider to have merit. Although their ultimate outcome cannot be predicted at this time, we do not believe, based on our experience to date, that these matters, either individually or in the aggregate, will have a material adverse effect on our financial position, results of operations or cash flows.

         Manufactured Gas Plant Sites. RERC and its predecessors operated a manufactured gas plant until 1960 adjacent to the Mississippi River in Minnesota formerly known as Minneapolis Gas Works. RERC has substantially completed remediation of the main site other than ongoing water monitoring and treatment. The manufactured gas was stored in separate holders. RERC is negotiating cleanup of one such holder. There are six other former manufactured gas plant sites in the Minnesota service territory. Remediation has been completed on one site. Of the remaining five sites, RERC believes that two were neither owned nor operated by RERC. RERC believes it has no liability with respect to the sites we neither owned nor operated.

         At June 30, 2002, RERC had accrued $23 million for remediation of the Minnesota sites. At June 30, 2002, the estimated range of possible remediation costs was $11 million to $49 million. The cost estimates of the Minneapolis Gas Works site are based on studies of that site. The remediation costs for the other sites are based on industry average costs for remediation of sites of similar size. The actual remediation costs will be dependent upon the number of sites remediated, the participation of other potentially responsible parties, if any, and the remediation methods used.

         Issues relating to the identification and remediation of manufactured gas plants are common in the natural gas distribution industry. RERC has received notices from the EPA and others regarding its status as a potentially responsible party for other sites. Based on current information, RERC has not been able to quantify a range of environmental expenditures for potential remediation expenditures with respect to other manufactured gas plant sites.

         Other Minnesota Matters. At June 30, 2002, RERC had recorded accruals of $5 million for other environmental matters in Minnesota for which remediation may be required. At June 30, 2002, the estimated range of possible remediation costs was $4 million to $8 million.

         Hydrocarbon Contamination. In August 2001, a number of Louisiana residents who live near the Wilcox Aquifer filed suit against RERC and others in the 1st Judicial District Court, Caddo Parish, Louisiana. The suit alleges that RERC and the other defendants allowed or caused hydrocarbon or chemical contamination of the Wilcox Aquifer, which lies beneath property owned or leased by the defendants and is the sole or primary drinking water aquifer in the area. The quantity of monetary damages sought is unspecified.

MERCURY CONTAMINATION

         Like similar companies, our pipeline and natural gas distribution operations have in the past employed elemental mercury in measuring and regulating equipment. It is possible that small amounts of mercury may have been spilled in the course of normal maintenance and replacement operations and that these spills may have contaminated the immediate area around the meters with elemental mercury. We have found this type of contamination in the past, and we have conducted remediation at sites found to be contaminated. Although we are not aware of additional specific sites, it is possible that other contaminated sites may exist and that remediation costs may be incurred for these sites. Although the total amount of these costs cannot be known at this time, based on our experience and that of others in the natural gas industry to date and on the current regulations regarding remediation of these sites, we believe that the cost of any remediation of these sites will not be material to our financial position, results of operations or cash flows.

                                LEGAL PROCEEDINGS

         Reliant Energy, RERC, Reliant Resources and certain subsidiaries of these entities are named as defendants in several lawsuits described below. Under a master separation agreement between Reliant Energy and Reliant Resources, we and our subsidiaries are entitled to be indemnified by Reliant Resources for any losses arising out of the lawsuits described under "-California Litigation" and "-Trading and Marketing Activities," including attorneys' fees and other costs.

         Municipal Franchise Fee Lawsuits. In February 1996, the cities of Wharton, Galveston and Pasadena filed suit, for themselves and a proposed class of all similarly situated cities in Reliant Energy's electric service area, against Reliant Energy and Houston Industries Finance, Inc. (now a wholly owned subsidiary of CenterPoint Houston) alleging underpayment of municipal franchise fees. Plaintiffs claim that they are entitled to 4% of all receipts of any kind for business conducted within these cities over the previous four decades. A jury trial of the original claimant cities (but not the class of cities) in the 269th Judicial District Court for Harris County ended in April 2000 (the Three Cities case). Although the jury found for Reliant Energy on many issues, they found in favor of the original claimant cities on three issues, and assessed a total of $4 million in actual and $30 million in punitive damages. However, the jury also found in favor of Reliant Energy on the affirmative defense of laches, a defense similar to a statute of limitations defense, due to the original claimant cities having unreasonably delayed bringing their claims during the 43 years since the alleged wrongs began. The trial court in the Three Cities case granted most of Reliant Energy's motions to disregard the jury's findings. The trial court's rulings reduced the judgment to $1.7 million, including interest, plus an award of $13.7 million in legal fees. In addition, the trial court granted Reliant Energy's motion to decertify the class. Following this ruling, 45 cities filed individual suits against Reliant Energy in the District Court of Harris County.

         The Three Cities case has been appealed. We believe that the damage award resulted from serious errors of law and that it will be set aside by the Texas appellate courts. In addition, we believe that because of an agreement between the parties limiting fees to a percentage of the damages, reversal of the award of attorneys' fees is probable.

         The extent to which issues in the Three Cities case may affect the claims of the other cities served by Reliant Energy cannot be assessed until judgments are final and no longer subject to appeal. However, the trial court's rulings disregarding most of the jury's findings are consistent with Texas Supreme Court opinions. We estimate the range of possible outcomes for recovery by the plaintiffs in the Three Cities case to be between zero and $18 million, inclusive of interest and attorneys' fees.

         Natural Gas Measurement Lawsuits. In 1997, a suit was filed under the Federal False Claim Act against RERC and certain of its subsidiaries alleging mismeasurement of natural gas produced from federal and Indian lands. The suit seeks undisclosed damages, along with statutory penalties, interest, costs and fees. The complaint is part of a larger series of complaints filed against 77 natural gas pipelines and their subsidiaries and affiliates. An earlier single action making substantially similar allegations against the pipelines was dismissed by the federal district court for the District of Columbia on grounds of improper joinder and lack of jurisdiction. As a result, the various individual complaints were filed in numerous courts throughout the country. This case was consolidated, together with the other similar False Claim Act cases filed and transferred to the District of Wyoming. Motions to dismiss were denied. The defendants intend to vigorously contest this case.

         In addition, RERC and certain of its subsidiaries have been named as defendants in a class action filed in May 1999 against approximately 245 pipeline companies and their affiliates. The plaintiffs in the case purport to represent a class of natural gas producers and fee royalty owners who allege that they have been subject to systematic gas mismeasurement by the defendants, including certain Reliant Energy entities, for more than 25 years. The plaintiffs seek compensatory damages, along with statutory penalties, treble damages, interest, costs and fees. The action is currently pending in state court in Stevens County, Kansas. All of the RERC subsidiaries have joined in motions to dismiss. The defendants plan to raise significant affirmative defenses based on the terms of the applicable contracts, as well as on the broad waivers and releases in take or pay settlements that were granted by the producer-sellers of natural gas who are putative class members.

         California Litigation. Reliant Energy has been named as a defendant in class action lawsuits and other lawsuits filed against subsidiaries of Reliant Resources and other companies that own generation plants in California and other sellers of electricity in California markets. The lawsuits were originally filed in state courts in San Diego County, San Francisco County and Los Angeles County, but have been consolidated and removed to the federal district court for the Southern District of California in San Diego where they are now pending. While the plaintiffs allege various violations by the defendants of state antitrust laws and state laws against unfair and unlawful business practices, each of the lawsuits is grounded on the central allegation that defendants conspired to drive up the wholesale price of electricity. In addition to injunctive relief, the plaintiffs in these lawsuits seek treble the amount of damages alleged, restitution of alleged overpayments, disgorgement of alleged unlawful profits for sales of electricity, costs of suit and attorneys' fees. Based on the pleadings filed to date, we are unable to determine the extent of monetary damages the plaintiffs are seeking from Reliant Resources and its affiliates.

         In March 2002, the California Attorney General filed a civil lawsuit in a state court in San Francisco county naming Reliant Energy, Reliant Resources and several subsidiaries of Reliant Resources as defendants. The Attorney General alleges various violations by the defendants of state laws against unfair and unlawful business practices arising out of transactions in the markets for ancillary services run by the California independent system operator. In addition to injunctive relief, the Attorney General seeks restitution and disgorgement of alleged unlawful profits from sales of electricity, and civil penalties. Reliant Resources removed this lawsuit to the federal district court for the Northern District of California in San Francisco.

         In April 2002, the California Attorney General filed a second lawsuit in San Francisco county against Reliant Energy, Reliant Resources and several subsidiaries of Reliant Resources alleging that Reliant Resources consistently charged unjust and unreasonable prices for electricity, and that each instance of overcharge violated California law. The lawsuit seeks fines of up to $2,500 for each alleged violation, and "other equitable relief as appropriate." Reliant Resources has also removed this case to the federal district court for the Northern District of California in San Francisco, where it is currently the subject of an emergency appeal by the California Attorney General.

         Also in April 2002, the California Attorney General and the California Department of Water Resources filed a complaint in the federal district court for the Northern District of California in San Francisco against Reliant Energy, Reliant Resources and a number of Reliant Resources' subsidiaries. In this lawsuit, the Attorney General alleges that Reliant Resources' acquisition of electric generating facilities from Southern California Edison in 1998 violated
Section 7 of the Clayton Act, which prohibits mergers or acquisitions that substantially lessen competition. The lawsuit claims that the acquisitions gave Reliant Resources market power which it then exercised to overcharge California consumers for electricity. The lawsuit seeks injunctive relief against alleged unfair competition, divestiture of Reliant Resources' California facilities, disgorgement of alleged illegal profits, damages, and civil penalties for each alleged exercise of market power.

         Reliant Resources has filed motions to dismiss all of the pending lawsuits filed by the California Attorney General.

         After the filing of the Attorney General cases, seven new class action cases were filed in state courts in Northern California. Each of these purports to represent the same class of California ratepayers, assert the same claims as asserted in the original class action cases, and in some instances repeat the allegations in the Attorney General cases. All of these cases have been removed to the federal district court for the Southern District of California in San Diego. Certain plaintiffs have opposed this transfer and a hearing on the matter is expected during

September 2002. An additional class action lawsuit was filed in federal district court for the Southern District of California on behalf of electric power customers in the State of Washington.

         Reliant Resources is defending us in the California litigation pursuant to its indemnification obligations under the master separation agreement between Reliant Resources and Reliant Energy.

         Trading and Marketing Activities. Reliant Energy has been named as a party in several lawsuits and regulatory proceedings relating to the trading and marketing activities of its former subsidiary Reliant Resources. Their ultimate outcome and their effect on us cannot be predicted at this time. Additional information regarding certain of these matters is set forth below.

         In June 2002, the SEC advised us and Reliant Resources that it had issued a formal order in connection with its investigation of Reliant Resources' financial reporting, internal controls and related matters. We understand that the investigation is focused on its same-day commodity trading transactions involving purchases and sales with the same counterparty for the same volume at substantially the same price ("round trip trades") and structured transactions. These matters were previously the subject of an informal inquiry by the SEC. The SEC's formal order is also addressed to Reliant Energy. We and Reliant Resources are cooperating with the SEC staff.

         In connection with the Texas Utility Commission's industry-wide investigation into potential manipulation of the ERCOT market on and after July 31, 2001, Reliant Energy and Reliant Resources have provided information to the Texas Utility Commission concerning their scheduling and trading activities.

         In May, June and July 2002, ten class action lawsuits were filed in federal district court for the Southern District of Texas in Houston and one class action lawsuit was filed in the federal district court for the Eastern District of Texas in Texarkana on behalf of purchasers of securities of Reliant Resources and/or Reliant Energy. Reliant Resources and certain of its executive officers are named as defendants. Reliant Energy is also named as a defendant in three of the lawsuits. One lawsuit names Reliant Resources' and Reliant Energy's independent auditors as a defendant. The complaints allege that the defendants overstated the revenues of Reliant Energy and Reliant Resources by including transactions involving the purchase and sale of commodities with the same counterparty at the same price and that Reliant Energy and Reliant Resources improperly accounted for certain other transactions, among other things. The complaints seek monetary damages, and in one of the lawsuits rescission, on behalf of a supposed class. In eight of the lawsuits, the supposed class is composed of persons who purchased or otherwise acquired Reliant Resources and/or Reliant Energy securities during specified class periods. The three lawsuits that include Reliant Energy as a named defendant were also filed on behalf of purchasers of securities of Reliant Resources and/or Reliant Energy during specified class periods.

         Additionally, in May and June 2002, four class action lawsuits were filed on behalf of purchasers of securities of Reliant Energy. Reliant Energy and several of its executive officers are named as defendants. The lawsuits were filed in federal district court for the Southern District of Texas in Houston. The plaintiffs allege that the defendants made false and misleading statements as part of an alleged scheme to artificially inflate trading volumes and revenues by including transactions involving the purchase and sale of commodities with the same counterparty at the same price, to spin-off Reliant Resources to avoid exposure to Reliant Resources' liabilities and to cause the price of Reliant Resources' stock to rise artificially, among other things. The complaints seek monetary damages on behalf of persons who purchased Reliant Energy securities during specified class periods.

         In May 2002, three class action lawsuits were filed in federal district court for the Southern District of Texas in Houston on behalf of participants in various employee benefits plans sponsored by Reliant Energy. Reliant Energy and its directors are named as defendants in all of the lawsuits. One of the lawsuits has been dismissed without prejudice. The two remaining lawsuits allege that the defendants breached their fiduciary duties to various employee benefits plans sponsored by Reliant Energy, in violation of the Employee Retirement Income Security Act. The plaintiffs allege that the defendants permitted the plans to purchase or hold securities issued by Reliant Energy when it was imprudent to do so, including after the prices for such securities became artificially inflated because of alleged securities fraud engaged in by the defendants. The complaints seek monetary damages for losses suffered by a putative class of plan participants whose accounts held Reliant Energy or Reliant Resources securities, as well as equitable relief in the form of restitution.

         Reliant Resources is defending us in these class action suits relating to its trading and marketing activities pursuant to its indemnification obligations under the master separation agreement between Reliant Resources and Reliant Energy.

         We are involved in other proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business. Our management currently believes that the disposition of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

                                    EMPLOYEES

         As of June 30, 2002, we had approximately 11,643 full-time employees, including approximately 4,252 covered by collective bargaining agreements.


                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS
                           (AS OF SEPTEMBER 30, 2002)

         NAME                               AGE             TITLE
         ----                               ---             -----
         Milton Carroll...................   51    Chairman of the Board
         David M. McClanahan..............   53    Director, President and Chief Executive Officer
         John T. Cater....................   66    Director
         O. Holcombe Crosswell............   61    Director
         Robert J. Cruikshank.............   71    Director
         T. Milton Honea..................   69    Director
         Scott E. Rozzell.................   53    Executive Vice President, General Counsel and Corporate Secretary
         Stephen C. Schaeffer.............   54    Executive Vice President-Government and Regulatory Affairs
         Gary L. Whitlock.................   53    Executive Vice President and Chief Financial Officer
         James S. Brian...................   55    Senior Vice President and Chief Accounting Officer
         Thomas R. Standish...............   52    President and Chief Operating Officer of CenterPoint Houston


     MILTON CARROLL has been a director of Reliant Energy since 1992. Mr. Carroll is Chairman, President and Chief Executive Officer of Instrument Products, Inc., an oil-tool manufacturing company in Houston that he founded in 1977. He also serves as a director of Ocean Energy Inc., Texas Eastern Products Pipeline Company, Blue Cross Blue Shield of Texas and the Houston Endowment Foundation. He is a former port commissioner of the Port of Houston Authority and a former director of Pan Energy Corp. and the Federal Reserve Bank of Dallas. He is currently serving as a director of Reliant Resources.

     DAVID M. MCCLANAHAN has served as Vice Chairman of Reliant Energy and President and Chief Operating Officer-Regulated Operations, which was responsible for regulated electricity and natural gas distribution and natural gas pipeline operations, since 1999. Prior to being named President of Regulated Operations, Mr. McClanahan served as President of the electric utility division of Reliant Energy. He has served in various executive officer capacities with Reliant Energy, its predecessors and subsidiaries since 1986.

     JOHN T. CATER has been a director of Reliant Energy since 1983. Mr. Cater is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in 2000, he was Chairman of Compass Bank--Houston, Texas. He previously served as President of Compass Bank--Houston, Texas, as Chairman and a director of River Oaks Trust Company, and as President, Chief Operating Officer and a director of MCorp, a Texas bank holding company.

     O. HOLCOMBE CROSSWELL has been a director of Reliant Energy since 1997. Mr. Crosswell is President of Griggs Corporation, a real estate and investment company in Houston, Texas.

     ROBERT J. CRUIKSHANK has been a director of Reliant Energy since 1993. Mr. Cruikshank is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in 1993, he was a Senior Partner in the accounting firm of Deloitte & Touche LLP. Mr. Cruikshank serves as a director of Kaiser Aluminum Corporation, MAXXAM Inc., Texas Biotechnology Corporation and Weingarten Realty Investors, and as an advisory director of Compass Bank--Houston.

     T. MILTON HONEA has been a director of Reliant Energy since 1997. Mr. Honea was Chairman of the Board, President and Chief Executive Officer of NorAm Energy Corp. until its acquisition by Reliant Energy in 1997, having served in that capacity since December 1992.

     STEPHEN C. SCHAEFFER has served as Senior Vice President-Regulatory of Reliant Energy since 1999. From 1997 to 1998, he served as Executive Vice President- Retail Energy Regulation of Reliant Energy's Retail Energy Group. He has served in various executive officer capacities with Reliant Energy, its predecessors and subsidiaries since 1989.

     GARY L. WHITLOCK has served as Executive Vice President and Chief Financial Officer-Regulated Operations of Reliant Energy since July 2001. Prior to July 2001, Mr. Whitlock was Vice President, Finance and Chief Financial Officer of Dow AgroSciences, a subsidiary of The Dow Chemical Company.

     SCOTT E. ROZZELL has served as Executive Vice President and General Counsel
- Regulated Operations of Reliant Energy since March 2001. Before joining Reliant Energy in 2001, Mr. Rozzell served as chair of the Energy Department of the Houston office of Baker Botts L.L.P.

     JAMES S. BRIAN has served as Senior Vice President and Chief Accounting Officer of Reliant Energy since August 2002. Mr. Brian has served in various executive officer positions with Reliant Energy, its predecessors and subsidiaries since 1983.

     THOMAS R. STANDISH has served as President and Chief Operating Officer for both electricity and natural gas in Reliant Energy's Houston service area since 1999. He has served in various executive officer positions with Reliant Energy, its predecessors and subsidiaries since 1993.

                                  RISK FACTORS

         Investors in our securities should consider carefully the risks described below as well as the other risks described in this Current Report on Form 8-K. There may be risks that others view in a different way than we do, and we may omit a risk that we consider immaterial but that others would consider important. If any of the following risks occurs, our business, financial condition or results of operations could be materially harmed.

                           FINANCIAL AND OTHER RISKS

IF WE ARE UNABLE TO ARRANGE FUTURE FINANCINGS ON ACCEPTABLE TERMS, OUR ABILITY TO FUND FUTURE CAPITAL EXPENDITURES AND REFINANCE EXISTING INDEBTEDNESS COULD BE LIMITED.

         As a result of several recent events, including the September 11, 2001 terrorist attacks, the bankruptcy of Enron Corp., the downgrading of the credit ratings of several energy companies and the unusual volatility in the U.S. financial markets, the availability and cost of capital for our business have been adversely affected. If we are unable to obtain external financing to meet our future capital requirements on terms that are acceptable to us, our financial condition and future results of operations could be materially adversely affected. As of August 31, 2002, we had $10.9 billion of outstanding indebtedness, including $4.3 billion under credit facilities that will expire during October 2002. To the extent that we continue to need access to this amount of committed credit, we expect to extend or replace these facilities. If we are unable to maintain appropriately sized credit facilities on terms that are acceptable to us, our financial condition could be materially and adversely affected. In addition, the capital constraints currently impacting our businesses may require our future indebtedness to include terms that are more restrictive or burdensome than those of our current indebtedness. These terms may negatively impact our ability to operate our business or severely restrict or prohibit distributions from our subsidiaries. The success of our future financing efforts may depend, at least in part, on:

         o   general economic and capital market conditions;

         o   credit availability from banks and other financial institutions;

         o   investor confidence in us and the market in which we operate;

         o   maintenance of acceptable credit ratings;

         o market expectations regarding our future earnings and probable cash flows;

         o market perceptions of our ability to access capital markets on reasonable terms;

         o our exposure to Reliant Resources as our customer and in connection with its indemnification obligations arising in connection with its separation from us;

         o   provisions of relevant tax and securities laws; and

         o our ability to obtain approval of specific financing transactions under the 1935 Act.


AS A HOLDING COMPANY WITH NO OPERATIONS OF ITS OWN, WE WILL DEPEND ON DISTRIBUTIONS FROM OUR SUBSIDIARIES TO MAKE PAYMENTS ON ANY OF OUR DEBT SECURITIES, AND PROVISIONS OF APPLICABLE LAW OR CONTRACTUAL RESTRICTIONS COULD LIMIT THE AMOUNT OF THOSE DISTRIBUTIONS.

         We derive substantially all our operating income from, and hold substantially all our assets through, our subsidiaries. As a result, we will depend on distributions of cash flow and earnings of our subsidiaries in order to meet our payment obligations under any debt securities and our other obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends and those under the 1935 Act, could limit their ability to make payments or other distributions to us, and they could agree to contractual restrictions on their ability to make distributions.

         Our right to receive any assets of any subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we are a creditor of any subsidiary, our rights as a creditor would be subordinated to any security interest in the assets of that subsidiary and any indebtedness of the subsidiary senior to that held by us.

WE COULD INCUR LIABILITIES ASSOCIATED WITH BUSINESSES AND ASSETS OF RELIANT RESOURCES.

         In connection with the organization and capitalization of Reliant Resources, Reliant Resources and its subsidiaries assumed liabilities associated with various assets and businesses Reliant Energy transferred to them. Reliant Resources also agreed to indemnify, and cause the applicable transferee subsidiaries to indemnify, Reliant Energy with respect to liabilities associated with the transferred assets and businesses. The indemnity provisions were intended to place sole financial responsibility on Reliant Resources and its subsidiaries for all liabilities associated with the current and historical business and operations of Reliant Resources, regardless of the time those liabilities arise. If Reliant Resources is unable to satisfy a liability that has been so assumed and in circumstances in which Reliant Energy was not released from the liability in connection with the transfer, we could be responsible for satisfying the liability.

         As described in "Legal Proceedings," Reliant Energy and Reliant Resources are named as defendants in a number of lawsuits arising out of power sales in California and other West Coast markets and financial reporting matters. Although these matters relate to the business and operations of Reliant Resources, claims against Reliant Energy have been made on grounds that include the effect of Reliant Resources' financial results on Reliant Energy's historical financial statements and Reliant Energy's liability as a controlling shareholder of Reliant Resources. We could incur liability if claims in one or more of these lawsuits were successfully asserted against us and indemnification from Reliant Resources were determined to be unavailable or if Reliant Resources were unable to satisfy indemnification obligations owed to us with respect to those claims.

OUR HISTORICAL FINANCIAL RESULTS ARE NOT NECESSARILY REPRESENTATIVE OF OUR EXPECTED FUTURE RESULTS.

         We have limited experience operating in a deregulated electricity market in which our transmission and distribution business is subject to rate regulation while our generation business is not. The pro forma financial information we have included in this Current Report on Form 8-K does not necessarily reflect what our financial position, results of operations and cash flows would have been had we conducted those businesses separately rather than as an integrated electric utility during the periods presented.

OUR INSURANCE COVERAGE MAY NOT BE SUFFICIENT.

         We have insurance covering our facilities, including property damage insurance and commercial general public liability insurance in amounts that we consider appropriate. However, our insurance policies are subject to certain limits and deductibles and do not include business interruption coverage. We cannot assure you that insurance coverage will be available in the future on commercially reasonable terms or that the insurance proceeds received for any loss of or any damage to any of our facilities will be sufficient to restore the loss or damage without negative impact on our financial condition and results of operations. The costs of our insurance coverage have increased significantly in recent months and may continue to increase in the future.

         Texas Genco and the other owners of the South Texas Project maintain nuclear property and nuclear liability insurance coverage as required by law and periodically review available limits and coverage for additional protection. The owners of the South Texas Project currently maintain $2.75 billion in property damage insurance coverage, which is above the legally required minimum, but is less than the total amount of insurance currently available for such losses. Under the Price Anderson Act, the maximum liability to the public of owners of nuclear power plants was $9.3 billion as of June 30, 2002. Owners are required under the Price Anderson Act to insure their liability for nuclear incidents and protective evacuations. Texas Genco and the other owners of the South Texas Project currently maintain the required nuclear liability insurance and participate in the industry retrospective rating plan. In addition, the security procedures at this facility have recently been enhanced to provide additional protection against terrorist attacks. All potential losses or liabilities associated with the South Texas Project may not be insurable, and the amount of insurance may not be sufficient to cover them.

OUR REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO RISKS THAT ARE BEYOND OUR CONTROL.

         The cost of repairing damage to our operating subsidiaries' facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, may adversely impact our results of operations, financial condition and cash flows.

OUR RESULTS OF OPERATIONS, OUR ABILITY TO ACCESS CAPITAL AND INSURANCE AND OUR FUTURE GROWTH PROSPECTS COULD BE ADVERSELY AFFECTED BY THE OCCURRENCE OR RISK OF OCCURRENCE OF FUTURE TERRORIST ATTACKS OR RELATED ACTS OF WAR.

         We are currently unable to measure the ultimate impact of the terrorist attacks of September 11, 2001 on our businesses and the United States economy as a whole. The risk of future terrorist activity may impact our results of operations and financial condition in unpredictable ways. These actions could also result in adverse changes in the insurance markets and disruptions of power and fuel markets. In addition, our electric transmission and distribution, electric generation, natural gas distribution and pipeline and gathering facilities could be directly or indirectly harmed by future terrorist activity. The occurrence or risk of occurrence of future terrorist attacks or related acts of war could also adversely affect the United States economy. A lower level of economic activity could result in a decline in energy consumption, which could adversely affect our revenues and margins and limit our future growth prospects. The occurrence or risk of occurrence could also increase pressure to regulate or otherwise limit the prices charged for electricity. Also, these risks could cause instability in the financial markets and adversely affect our ability to access capital.

     RISKS RELATED TO OUR ELECTRIC TRANSMISSION AND DISTRIBUTION BUSINESSES

CENTERPOINT HOUSTON IS OPERATING IN A NEW MARKET ENVIRONMENT IN WHICH IT AND OTHERS HAVE LITTLE OPERATING EXPERIENCE.

         The competitive electric market in Texas is new. Neither CenterPoint Houston nor any of the Texas Utility Commission, ERCOT or other market participants has any significant operating history under the market framework created by the Texas electric restructuring law. Some operational difficulties were encountered in the pilot program conducted last year and are being experienced now. These difficulties include delays in the switching of some customers from one retail electric provider to another. These difficulties create uncertainty as to the amount of transmission and distribution charges owed by each retail electric provider, which may cause payment of those amounts to be delayed. While to date these difficulties have not been material, these operating difficulties could become material or structural changes adopted to address these difficulties could materially adversely affect CenterPoint Houston's revenues and results of operations.

MORE THAN HALF OF CENTERPOINT HOUSTON'S REVENUES FROM RETAIL ELECTRIC PROVIDERS IS DERIVED FROM OUR FORMER AFFILIATE, RELIANT RESOURCES.

         CenterPoint Houston's revenues from the distribution of electricity are collected from retail electric providers that supply the electricity CenterPoint Houston distributes to their customers. Currently, CenterPoint Houston does business with approximately 27 retail electric providers. However, we anticipate that more than half of CenterPoint Houston's revenues from retail electric providers for 2002 will come from subsidiaries of Reliant Resources. Adverse economic conditions or structural problems in the new Texas market could impair the ability of these retail providers to pay for CenterPoint Houston's services or could cause them to delay such payments. CenterPoint Houston depends on these retail electric providers to timely remit payments to it. Any delay or default in payment could adversely affect CenterPoint Houston's results of operations, financial condition and cash flows.

PROBLEMS WITH METERING THE ELECTRICITY CENTERPOINT HOUSTON DISTRIBUTES MAY MATERIALLY AFFECT CENTERPOINT HOUSTON'S REVENUES AND RESULTS OF OPERATIONS.

         Currently, CenterPoint Houston provides all metering services to retail electric providers for customers in its service territory. Pursuant to the Texas electric restructuring law, metering services will be provided on a competitive basis beginning in January 2004 for commercial and industrial customers and by at least September 2005 for residential customers. After January 2004, third parties will be permitted to perform metering services for customers and provide metering data to CenterPoint Houston. The Texas Utility Commission has not yet established certification or performance standards for third party metering entities. Because third parties will not have previously performed metering services in CenterPoint Houston's service territory, there may be unforeseen problems in converting to the third party's metering system, in taking accurate meter readings and in collecting and processing accurate metering data following the conversion to competitive metering. Any failure by CenterPoint Houston or these third parties to meter accurately the electricity sold by the retail electric providers could adversely impact the revenues CenterPoint Houston receives from retail electric providers.

RATE REGULATION OF CENTERPOINT HOUSTON'S BUSINESS MAY DELAY OR DENY CENTERPOINT HOUSTON'S FULL RECOVERY OF ITS COSTS.

         CenterPoint Houston's rates are regulated by certain municipalities and the Texas Utility Commission based on an analysis of its expenses incurred in a test year. Thus, the rates CenterPoint Houston is allowed to charge may not match its expenses at any given time. While rate regulation in Texas is premised on providing a reasonable opportunity to recover reasonable and necessary operating expenses and to earn a reasonable return on its invested capital, there can be no assurance that the Texas Utility Commission will judge all of CenterPoint Houston's costs to be reasonable or necessary or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of CenterPoint Houston's costs.

CENTERPOINT HOUSTON MAY NOT BE SUCCESSFUL IN RECOVERING THE FULL VALUE OF ITS STRANDED COSTS AND REGULATORY ASSETS RELATED TO GENERATION.

         CenterPoint Houston is entitled to recover its stranded costs (i.e., the excess of regulatory net book value of generation assets, as defined by the Texas electric restructuring law, over the market value of those assets) and its regulatory assets related to generation. CenterPoint Houston expects to make a filing in January 2004 in a true-up proceeding provided for by the Texas electric restructuring law. The purpose of this proceeding will be to quantify and reconcile: the amount of stranded costs; differences in the prices achieved in the state mandated auctions of Texas Genco's generation capacity and Texas Utility Commission estimates; unreconciled fuel costs; and other regulatory assets associated with Reliant Energy's former generation business for which Reliant Energy was not previously reimbursed through the issuance of "securitization" bonds by a subsidiary. CenterPoint Houston will be required to establish and support the amounts of these costs in order to recover them. We cannot assure you that CenterPoint Houston will be able to successfully establish and support its estimates of the value of these costs. For more information about the true-up proceeding, please read "Our Business--Electric Transmission and Distribution--Stranded Costs and Regulatory Assets Recovery."

DISRUPTIONS IN POWER GENERATION FACILITIES OWNED BY THIRD PARTIES COULD INTERRUPT CENTERPOINT HOUSTON'S SALES OF TRANSMISSION AND DISTRIBUTION SERVICES.

         CenterPoint Houston depends on power generation facilities owned by third parties to provide retail electric providers with electric power which it transmits and distributes to their customers. CenterPoint Houston does not own or operate any power generation facilities. If power generation is disrupted or if power generation capacity is inadequate, CenterPoint Houston's transmission and distribution services may be interrupted, adversely affecting CenterPoint Houston's revenues.

CENTERPOINT HOUSTON'S REVENUES AND RESULTS OF OPERATIONS ARE SEASONAL.

         A portion of CenterPoint Houston's revenues is derived from rates that it collects from each retail electric provider based on the amount of electricity it distributes on behalf of each retail electric provider. Thus, CenterPoint Houston's revenues and results of operations are subject to seasonality, weather conditions and other changes in electricity usage.

TECHNOLOGICAL CHANGE MAY MAKE ALTERNATIVE ENERGY SOURCES MORE ATTRACTIVE AND MAY ADVERSELY AFFECT CENTERPOINT HOUSTON'S REVENUES AND RESULTS OF OPERATIONS.

         The continuous process of technological development may result in the introduction to retail customers of economically attractive alternatives to purchasing electricity through CenterPoint Houston's distribution facilities. Manufacturers of self-generation facilities continue to develop smaller-scale, more-fuel-efficient generating units that can be cost-effective options for some retail customers with smaller electric energy requirements. Any reduction in the amount of electric energy CenterPoint Houston distributes as a result of these technologies may have an adverse impact on its revenues and results of operations in the future.

               RISKS RELATED TO OUR ELECTRIC GENERATION BUSINESSES

TEXAS GENCO'S REVENUES AND RESULTS OF OPERATIONS ARE IMPACTED BY MARKET RISKS THAT ARE BEYOND ITS CONTROL.

         Texas Genco sells electric generation capacity, energy and ancillary services in the ERCOT market. The ERCOT market consists of the majority of the population centers in the State of Texas and represents approximately 85% of the demand for power in the state. Under the Texas electric restructuring law, Texas Genco and other power generators in Texas are not subject to traditional cost-based regulation and therefore may sell electric generation capacity, energy and ancillary services to wholesale purchasers at prices determined by the market. As a result, Texas Genco is not guaranteed any rate of return on its capital investments through mandated rates, and its revenues and results of operations depend, in large part, upon prevailing market prices for electricity in the ERCOT market. Texas Genco's gross margins are primarily derived from the sale of capacity entitlements associated with its large, solid fuel base-load generating units, including its Limestone and W. A. Parish facilities and its interest in the South

Texas Project. The gross margins generated from payments associated with the capacity of these units are directly impacted by natural gas prices. Since the fuel costs for Texas Genco's base-load units are largely fixed under long-term contracts, they are generally not subject to significant daily and monthly fluctuations. However, the market price for power in the ERCOT market is directly affected by the price of natural gas. Because natural gas is the marginal fuel for facilities serving the ERCOT market during most hours, its price has a significant influence on the price of electric power. As a result, the price customers are willing to pay for entitlements to Texas Genco's solid fuel-fired base-load capacity generally rises and falls with natural gas prices.

         Market prices in the ERCOT market may also fluctuate substantially due to other factors. Such fluctuations may occur over relatively short periods of time. Volatility in market prices may result from:

         o   oversupply or undersupply of generation capacity,

         o power transmission or fuel transportation constraints or inefficiencies,

         o   weather conditions,

         o   seasonality,

         o availability and market prices for natural gas, crude oil and refined products, coal, enriched uranium and uranium fuels,

         o   changes in electricity usage,

         o additional supplies of electricity from existing competitors or new market entrants as a result of the development of new generation facilities or additional transmission capacity,

         o   illiquidity in the ERCOT market,

         o   availability of competitively priced alternative energy sources,

         o natural disasters, wars, embargoes, terrorist attacks and other catastrophic events, and

         o federal and state energy and environmental regulation and legislation.

THERE IS CURRENTLY A SURPLUS OF GENERATING CAPACITY IN THE ERCOT MARKET AND WE EXPECT THE MARKET FOR WHOLESALE POWER TO BE HIGHLY COMPETITIVE.

         The ERCOT market currently has a surplus of generating capacity. From January 1995 through April 2002, approximately 14,342 MW of new generating capacity were added to the ERCOT market. As a result, the average amount by which power generating capacity exceeded peak demand, or "reserve margin," in the ERCOT market increased to approximately 30.4% in 2001 compared to 16.6% in 2000 and 16.1% in 1999. In addition, 15 projects with an aggregate net generating capacity of 11,434 MW are under construction and scheduled to commence commercial operation prior to December 31, 2004. Another 5,197 MW of capacity projects for which construction has not yet commenced have been announced to begin commercial operation between 2002 and 2007. A major market consulting firm specializing in the power industry, has published a report that predicts there will be a surplus of generating capacity in the ERCOT market for the next several years. The rate of construction of new electric generation facilities may exceed increases in demand. The commencement of commercial operation of new facilities in the ERCOT market will increase the competitiveness of the wholesale power market, which could have a material adverse effect on Texas Genco's business prospects, financial condition, results of operations and cash flows.

         Texas Genco's competitors include affiliated generation companies of Texas-based utilities, independent power producers, municipal and co-operative generators, aggregators and wholesale power marketers. The unbundling of vertically integrated utilities into separate generation, transmission and distribution and retail businesses pursuant to the Texas electric restructuring law could result in a significant number of additional competitors participating in the ERCOT market. Some of Texas Genco's competitors may have more operating experience, larger staffs, greater financial resources, lower cost structures, more effective risk management policies and procedures, greater ability to incur losses, greater potential for profitability from ancillary services, and greater flexibility in the timing of their sale of generating capacity and ancillary services than Texas Genco does.

TEXAS GENCO IS SUBJECT TO OPERATIONAL AND MARKET RISKS ASSOCIATED WITH ITS CAPACITY AUCTIONS.

         Texas Genco is obligated to sell substantially all of its capacity and related ancillary services through 2003 pursuant to the capacity auctions more fully described under "Our Business-Electric Generation." In these auctions, Texas Genco sells firm entitlements on a forward basis to capacity and ancillary services dispatched within specified operational constraints. Although Texas Genco has reserved a portion of its aggregate net generation capacity from its capacity auctions for planned or forced outages at its facilities, unanticipated plant outages or other problems with its generation facilities could result in its firm capacity and ancillary services commitments exceeding its available generation capacity. As a result, Texas Genco could be required to obtain replacement power from third parties in the open market to satisfy its firm commitments which could result in significant additional costs. In addition, an unexpected outage at one of Texas Genco's lower cost facilities could require it to run one of its higher cost plants in order to satisfy its obligations.

         The mechanics, regulations and agreements governing Texas Genco's capacity auctions are complex, and the auction process in which Texas Genco sells entitlements to its capacity is relatively new. Texas Genco sells capacity entitlements in state mandated auctions and in its other contractually mandated auctions. The state mandated auctions require, among other things, Texas Genco's capacity entitlements to be sold in pre-determined amounts. The characteristics of the capacity entitlements Texas Genco sells in state mandated auctions are defined by rules adopted by the Texas Utility Commission and therefore cannot be changed to respond to market demands or operational requirements without approval by the Texas Utility Commission. Since the ERCOT market has only recently been restructured and Texas Genco's customers have relatively little experience with the capacity auction process, the price that Texas Genco is able to obtain for its capacity entitlements may be lower than could otherwise be obtained in a fully developed market. In addition, the term under which Texas Genco sells entitlements in the auctions create operational complexities that could cause it to dispatch its facilities in a suboptimal manner.

IF THE ERCOT MARKET DOES NOT FUNCTION IN THE MANNER CONTEMPLATED BY THE TEXAS ELECTRIC RESTRUCTURING LAW, TEXAS GENCO'S BUSINESS PROSPECTS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOWS COULD BE ADVERSELY IMPACTED.

         The initiatives under the Texas electric restructuring law have had a significant impact on the nature of the electric power industry in Texas and the manner in which participants in the ERCOT market conduct their business. These changes are ongoing, and we cannot predict the future development of the ERCOT market or the ultimate effect that this changing regulatory environment will have on Texas Genco's business. Some restructured markets in other states have recently experienced supply problems and extreme price volatility. If the ERCOT market does not function as planned once the deregulation initiatives called for by the Texas electric restructuring law have taken their full effect, Texas Genco's results of operations and financial condition could be adversely affected. In addition, any market failures could lead to revisions or reinterpretations of the Texas electric restructuring law, the adoption of new laws and regulations applicable to Texas Genco or its facilities and other future changes in laws and regulations that may have a detrimental effect on Texas Genco's business.

         As part of the transition to retail competition in Texas, the ERCOT market has changed from operating with multiple control areas, each managed by one of the utilities in the state, to a single control area managed by the independent system operator for the ERCOT market, or "ISO". The ERCOT ISO is responsible for maintaining reliable operations of the bulk electric power supply system in the new combined control area. If the ERCOT ISO is unable to successfully manage these functions, the ERCOT market may not operate properly and Texas Genco's results of operations could be adversely affected. In addition, the ERCOT ISO may impose or the Texas Utility Commission may require price limitations, bidding rules and other mechanisms that could impact wholesale prices in the ERCOT market and the outcomes of Texas Genco's capacity auctions.

THE OPERATION OF TEXAS GENCO'S POWER GENERATION FACILITIES INVOLVES RISKS THAT COULD ADVERSELY AFFECT ITS REVENUES, COSTS, RESULTS OF OPERATIONS AND CASH FLOWS.

         Texas Genco is subject to various risks associated with operating its power generation facilities, any of which could adversely affect its revenues, costs, results of operations and cash flows. These risks include:

         o operating performance below expected levels of output or efficiency,

         o   breakdown or failure of equipment or processes,

         o   disruptions in the transmission of electricity,

         o   shortages of equipment, material or labor,

         o   labor disputes,

         o   fuel supply interruptions,

         o   limitations that may be imposed by regulatory requirements,

         o   limitations imposed by the ERCOT ISO,

         o   violations of permit limitations,

         o   operator error, and

         o catastrophic events such as fires, hurricanes, explosions, floods, terrorist attacks or other similar occurrences.

         A significant portion of Texas Genco's facilities were constructed many years ago. Older generation equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep it operating at high efficiency and to meet regulatory requirements. This equipment is also likely to require periodic upgrading and improvement. Any unexpected failure to produce power, including failure caused by breakdown or forced outage, could result in reduced earnings.

         Texas Genco employs experienced personnel to maintain and operate its facilities and carry insurance to mitigate the effects of some of the operating risks described above. Texas Genco's insurance policies, however, are subject to certain limits and deductibles and do not include business interruption coverage. Should one or more of the events described above occur, revenues from Texas Genco's operations may be significantly reduced or its costs of operations may significantly increase.

TEXAS GENCO RELIES ON POWER TRANSMISSION FACILITIES THAT IT DOES NOT OWN OR CONTROL AND ARE SUBJECT TO TRANSMISSION CONSTRAINTS WITHIN THE ERCOT MARKET. IF THESE FACILITIES FAIL TO PROVIDE TEXAS GENCO WITH ADEQUATE TRANSMISSION CAPACITY, IT MAY NOT BE ABLE TO DELIVER WHOLESALE ELECTRIC POWER TO ITS CUSTOMERS AND IT MAY INCUR ADDITIONAL COSTS.

         Texas Genco depends on transmission and distribution facilities owned and operated by our wholly owned subsidiary, CenterPoint Houston, and on transmission and distribution systems owned by others to deliver the wholesale electric power it sells from its power generation facilities to its customers, who in turn deliver power to the end users. If transmission is disrupted, or if transmission capacity infrastructure is inadequate, Texas Genco's ability to sell and deliver wholesale electric energy may be adversely impacted.

         The single control area of the ERCOT market is currently organized into four congestion zones, referred to as the North, South, West and Houston zones. These congestion zones are determined by physical constraints on the

ERCOT transmission system that make it difficult or impossible at times to move power from a zone on one side of the constraint to the zone on the other side of the constraint. All but two of Texas Genco's facilities are located in the Houston congestion zone. Texas Genco's Limestone facility is located in the North congestion zone and the South Texas Project is located in the South congestion zone. Texas Genco sells a portion of the entitlements offered in its state mandated auctions to customers located in congestion zones other than the Houston zone. Transmission congestion between these zones could impair Texas Genco's ability to schedule power for transmission across zonal boundaries, which are defined by the ERCOT ISO, thereby inhibiting its efforts to match its facility scheduled outputs with its customer scheduled requirements.

         The ERCOT ISO has instituted rules that directly assign congestion costs to the parties causing the congestion. Therefore, power generators participating in the ERCOT market could be liable for the congestion costs associated with transferring power between zones. Texas Genco schedules its anticipated requirements based on its own forecasted needs, which rely in part on demand forecasts made by its customers. These forecasts may prove to be inaccurate. Texas Genco could be deemed responsible for congestion costs if it schedules delivery of power between congestion zones during times when the ERCOT ISO expects congestion to occur between the zones. If Texas Genco is liable for congestion costs, its financial results could be adversely affected. For more information about the ERCOT market, please read "Our Business-Overview-ERCOT Market Framework."

TEXAS GENCO'S RESULTS OF OPERATIONS COULD BE ADVERSELY IMPACTED BY A DISRUPTION OF ITS FUEL SUPPLIES OR BY CHANGES IN FUEL PRICES.

         Texas Genco relies primarily on natural gas, coal, lignite and uranium to fuel its generation facilities. Texas Genco purchases its fuel from a number of different suppliers under long-term contracts and on the spot market. Under Texas Genco's capacity auctions, it sells firm entitlements to capacity and ancillary services. Therefore, any disruption in the delivery of fuel could prevent Texas Genco from operating its facilities to meet its auction commitments, which could adversely affect its results of operations.

         Delivery of natural gas to each of Texas Genco's natural gas-fired facilities typically depends on the natural gas pipelines or distributors for that location. As a result, Texas Genco is subject to the risk that a natural gas pipeline or distributor may suffer disruptions or curtailments in its ability to deliver natural gas to it or that the amounts of natural gas Texas Genco requests are curtailed. These disruptions or curtailments could adversely affect Texas Genco's ability to operate its natural gas-fired generating facilities. Texas Genco leases gas storage facilities capable of storing approximately 6.3 billion cubic feet of natural gas. Generally, Texas Genco seeks to maintain average reserve gas supplies sufficient to operate its gas-fired facilities for 16 days which may not be adequate to protect against a prolonged supply disruption.

         Texas Genco purchases coal from a limited number of suppliers. Generally, Texas Genco seeks to maintain average coal reserves sufficient to operate its coal-fired facilities for 30 days. Texas Genco also has long-term rail contracts with two rail transportation companies to transport coal to its coal-fired facilities. Any extended disruption in Texas Genco's coal supply, including those caused by transportation disruptions, adverse weather conditions, labor relations or environmental regulations affecting Texas Genco's coal suppliers, could adversely affect its ability to operate its coal-fired facilities.

         Texas Genco is also exposed to the risk that suppliers that have agreed to provide it with fuel could breach their obligations. Should these suppliers fail to perform, Texas Genco may be forced to enter into alternative arrangements at then-current market prices. As a result, Texas Genco's results of operations, financial condition and cash flows could be adversely affected.

         Revenues derived from Texas Genco's capacity auctions come from two sources: capacity payments and fuel payments. Fuel payments consist of a variety of charges related to the fuel and ancillary services scheduled by Texas Genco's customers in accordance with the terms of its auctioned capacity entitlements. The fuel payments Texas Genco collects for capacity entitlements with underlying coal-fired, lignite-fired or nuclear capacity are based on a preestablished price based on the Texas Utility Commission's forecasted fuel costs. The forecasts incorporate Texas Genco's expected fuel costs under its two long-term coal supply contracts. The fuel payments Texas Genco collects for capacity entitlements with underlying gas-fired capacity are calculated using specified published indexes for the price of natural gas. Since the prices Texas Genco pays for fuel under its long-term contracts or on the spot market may differ from the indexes used to calculate the fuel payments Texas Genco collects, its fuel costs could exceed its collected fuel payments. As a result, Texas Genco's results of operations could be adversely affected.

TO DATE, TEXAS GENCO HAS SOLD A SUBSTANTIAL PORTION OF ITS AUCTIONED CAPACITY ENTITLEMENTS TO A SINGLE CUSTOMER, RELIANT RESOURCES. ACCORDINGLY, TEXAS GENCO'S RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED IF RELIANT RESOURCES DECLINED TO PARTICIPATE IN TEXAS GENCO'S FUTURE AUCTIONS OR FAILED TO MAKE CAPACITY PAYMENTS WHEN DUE UNDER RELIANT RESOURCES' PURCHASED ENTITLEMENTS.

     By participating in Texas Genco's contractually mandated auctions, Reliant Resources has purchased entitlements to 45% of the aggregate 2002 capacity and 51% of the aggregate 2003 capacity that Texas Genco has sold to date through its capacity auctions. Reliant Resources has made these purchases either through the exercise of its contractual rights to purchase 50% of the entitlements Texas Genco auctions in its contractually mandated auctions or through the submission of bids. In the event Reliant Resources declined to participate in Texas Genco's future auctions or failed to make capacity payments when due in accordance with the terms of the capacity entitlement it has purchased to date, Texas Genco's results of operations, financial condition and cash flows could be adversely affected.

TEXAS GENCO MAY INCUR SUBSTANTIAL COSTS AND LIABILITIES AS A RESULT OF ITS OWNERSHIP OF NUCLEAR FACILITIES.

         Texas Genco owns a 30.8% interest in the South Texas Project, a nuclear powered generation facility. As a result, Texas Genco is subject to the risks associated with the ownership and operation of nuclear facilities. These risks include:

         o the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials,

         o limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with nuclear operations, and

         o uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives.

         The NRC has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines, shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the NRC could necessitate substantial capital expenditures at nuclear plants. In addition, although we have no reason to anticipate a serious nuclear incident at the South Texas Project, if an incident did occur, it could have a material adverse effect on Texas Genco's results of operations, financial condition and cash flows.

THE FUNDS MAINTAINED IN TRUST TO SATISFY THE DECOMMISSIONING OBLIGATIONS OF THE SOUTH TEXAS PROJECT MAY BE INADEQUATE TO COVER THE ACTUAL DECOMMISSIONING COSTS.

         Texas Genco and the other owners of the South Texas Project are required by NRC regulations to estimate from time to time the amounts required to decommission that nuclear generating facility and are required to maintain funds in trust to satisfy that obligation when the plant ultimately is decommissioned. CenterPoint Houston currently collects amounts calculated to provide sufficient funds at the time of decommissioning to discharge these obligations through a non-bypassable charge from transmission and distribution customers. Funds collected will be deposited into a nuclear decommissioning trust. The beneficial ownership in the nuclear decommissioning trust is held by Texas Genco, as the licensee of the facility. While current funding levels exceed NRC minimum requirements, no assurance can be given that the amounts held in trust will be adequate to cover the actual decommissioning costs of the South Texas Project. Such costs may vary because of changes in the assumed date of decommissioning and changes in regulatory requirements, technology and costs of labor, materials and waste burial. CenterPoint Energy is contractually obligated to indemnify Texas Genco from and against any obligations relating to the decommissioning not otherwise satisfied through amounts held in the nuclear decommissioning trust. Following the completion of the decommissioning, if surplus funds remain in the decommissioning trust, the excess will be refunded to customers of CenterPoint Houston through reductions in the rates applicable to transmission and distribution services. If the funds maintained in trust are inadequate to cover the actual decommissioning costs, it could have a material adverse effect on our results of operations, financial condition and cash flows.

CONTRACTUAL RESTRICTIONS ON THE OPERATION OF TEXAS GENCO'S BUSINESS MAY ADVERSELY AFFECT ITS ABILITY TO COMPETE WITH COMPANIES WHO ARE NOT SUBJECT TO SIMILAR RESTRICTIONS.

         Effective December 31, 2000, Reliant Resources and Reliant Energy entered into a master separation agreement, which now governs the rights and obligations of us and Reliant Resources in connection with the business separation plan of Reliant Energy adopted in response to the Texas electric restructuring law. Reliant Resources also has an option to purchase the shares of Texas Genco stock owned by us that is exercisable in January 2004. Texas Genco has agreed to comply with certain restrictions governing its operations as contemplated by the master separation agreement and option agreement. These restrictions limit Texas Genco's ability to:

         o   construct or acquire new generation plants or capacity,

         o   merge or consolidate with another entity,

         o   sell assets outside the ordinary course of business,

         o enter into long-term agreements and commitments for the purchase of fuel or the purchase or sale of power outside the ordinary course of business,

         o   engage in other businesses,

         o   engage in hedging transactions,

         o   encumber Texas Genco's assets,

         o   issue additional equity securities,

         o   pay dividends, and

         o make certain loans, investments or advances to, or engage in certain transactions with, Texas Genco's affiliates.

TEXAS GENCO'S OPERATIONS ARE SUBJECT TO EXTENSIVE REGULATION. IF TEXAS GENCO FAILS TO COMPLY WITH APPLICABLE REGULATIONS OR OBTAIN OR MAINTAIN ANY NECESSARY GOVERNMENTAL PERMIT OR APPROVAL, ITS RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

         Texas Genco's operations are subject to complex and stringent energy, environmental and other governmental laws and regulations. The acquisition, ownership and operation of power generation facilities require numerous permits, approvals and certificates from federal, state and local governmental agencies. These facilities are subject to regulation by the Texas Utility Commission regarding non-rate matters. Existing regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to Texas Genco or any of its generation facilities or future changes in laws and regulations may have a detrimental effect on its business.

         Texas Genco is subject to regulation by the NRC with respect to the operation of the South Texas Project. This regulation involves testing, evaluation and modification of all aspects of plant operation in light of NRC safety and environmental requirements. Continuous demonstrations to the NRC that plant operations meet applicable requirements are also required. The NRC has the ultimate authority to determine whether any nuclear powered generating unit may operate.

TEXAS GENCO'S COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT AND THE COST OF COMPLIANCE WITH NEW ENVIRONMENTAL LAWS COULD ADVERSELY AFFECT ITS PROFITABILITY.

         Texas Genco's business is subject to extensive environmental regulation by federal, state and local authorities. Texas Genco is required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits, in operating its facilities. Texas Genco may incur significant additional costs to comply with these requirements. If Texas Genco fails to comply with these requirements, it could be subject to civil or criminal liability and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to Texas Genco or its facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions. If any of these events occur, Texas Genco's business, results of operations, financial condition and cash flows could be adversely affected.

         Texas Genco may not be able to obtain or maintain from time to time all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if Texas Genco fails to obtain and comply with them, it may not be able to operate its facilities or it may be required to incur additional costs.

         Texas Genco is generally responsible for all on-site liabilities associated with the environmental condition of its power generation facilities, regardless of when the liabilities arose and whether the liabilities are known or unknown. These liabilities may be substantial.

CHANGES IN TECHNOLOGY MAY MAKE TEXAS GENCO'S POWER GENERATION FACILITIES LESS COMPETITIVE.

         A significant portion of Texas Genco's generation facilities were constructed many years ago and rely on older technologies. Some of Texas Genco's competitors may have newer generation facilities and technologies that allow them to produce and sell power more efficiently, which could adversely affect Texas Genco's revenues and results of operations. In addition, research and development activities are ongoing to improve alternate technologies to produce electricity, including fuel cells, microturbines, windmills and photovoltaic (solar) cells. It is possible that advances in these or other technologies will reduce the current costs of electricity production to a level that is below that of Texas Genco's generation facilities. If this occurs, Texas Genco's generation facilities will be less competitive and the value of its power plants could be significantly impaired. Also, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of Texas Genco's power generation facilities.

                   RISKS RELATED TO OUR NATURAL GAS BUSINESSES

OUR NATURAL GAS DISTRIBUTION BUSINESS MUST COMPETE WITH ALTERNATIVE ENERGY SOURCES.

         RERC competes primarily with alternate energy sources such as electricity and other fuel sources. In some areas, intrastate pipelines, other gas distributors and marketers also compete directly with RERC for gas sales to end-users. In addition, as a result of federal regulatory changes affecting interstate pipelines, natural gas marketers operating on these pipelines may be able to bypass RERC's facilities and market, sell and/or transport natural gas directly to commercial and industrial customers.

RERC MAY INCUR CARRYING COSTS ASSOCIATED WITH PASSING THROUGH CHANGES IN THE COSTS OF NATURAL GAS.

         Generally, the regulations of the states in which RERC operates allow it to pass through changes in the costs of natural gas to its customers through purchased gas adjustment provisions in rates. There is, however, a timing difference between its purchases of natural gas and the ultimate recovery of these costs. Consequently, RERC may incur additional "carrying" costs as a result of this timing difference. To a large extent, these additional carrying costs are not recovered from RERC's customers.

OUR PIPELINES AND GATHERING BUSINESSES MUST COMPETE DIRECTLY WITH OTHERS IN THE TRANSPORTATION AND STORAGE OF NATURAL GAS AND INDIRECTLY WITH ALTERNATIVE FORMS OF ENERGY.

         Our two interstate pipelines and our gathering systems compete with other interstate and intrastate pipelines and gathering systems in the transportation and storage of natural gas. The principal elements of competition are rates, terms of service, and flexibility and reliability of service. They also compete indirectly with other forms of energy, including electricity, coal and fuel oils. The primary competitive factor is price.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements in this report and the exhibits hereto are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. In some cases, you can identify our forward-looking statements by the words "anticipates," "believes," "continue," "could," "estimates," "expects," "forecast," "goal," "intends," "may," "objective," "plans," "potential," "predicts," "projection," "should," "will," or other similar words.

     We have based our forward-looking statements on our management's beliefs and assumptions based on information available at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, actual results may differ materially from those expressed or implied by our forward-looking statements. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise publicly any forward-looking statements.

     In addition to the matters described in this report and the exhibits hereto, the following list identifies some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

    o state, federal and international legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry, changes in or application of laws or regulations applicable to other aspects of our business and actions with respect to, among other things:

           o   approval of stranded costs;

           o   allowed rates of return;

           o   rate structures;

           o   recovery of investments; and

           o   operation and construction of facilities;

           o non-payment for our services due to financial distress of our customers;

           o   the successful and timely completion of our capital projects;

           o industrial, commercial and residential growth in our service territory and changes in market demand and demographic patterns;

           o   changes in business strategy or development plans;

           o   unanticipated changes in interest rates or rates of inflation;

           o unanticipated changes in operating expenses and capital expenditures;

           o   weather variations and other natural phenomena;

           o commercial bank and financial market conditions, our access to capital, receipt of certain approvals under the 1935 Act and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

           o   actions by rating agencies;

           o   legal and administrative proceedings and settlements;

           o   changes in tax laws;

           o significant changes in our relationship with our employees, including the availability of qualified personnel and the potential adverse effects if labor disputes or grievances were to occur;

           o significant changes in critical accounting policies material to us;

           o acts of terrorism or war, including any direct or indirect effect on our business resulting from terrorist attacks such as occurred on September 11, 2001 or any similar incidents or responses to those incidents;

           o   the availability and price of insurance;

           o the outcome of the pending securities lawsuits against Reliant Energy, Incorporated and Reliant Resources, Inc.;

           o the outcome of the SEC investigation relating to the treatment in our consolidated financial statements of certain activities of Reliant Resources, Inc.;

           o the reliability of the systems, procedures and other infrastructure necessary to operate the retail electric business in our service territory, including the systems owned and operated by the independent system operator in the Electric Reliability Council of Texas, Inc.; and

           o political, legal, regulatory and economic conditions and developments in the United States.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (b)      Pro Forma Financial Information.

                  99.1 Unaudited Pro Forma Condensed Consolidated Financial Statements

                  99.2     Letter and Questions and Answers Provided to
                           Shareholders

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           CENTERPOINT ENERGY, INC.




Date: September 13, 2002                   By:      /s/ James S. Brian
                                              ----------------------------------
                                                     James S. Brian
                                                Senior Vice President and
                                                Chief Accounting Officer

                                  EXHIBIT INDEX


     Exhibit
     Number                          Exhibit Description
     ------                          -------------------

      99.1      Unaudited Pro Forma Condensed Consolidated Financial Statements

      99.2      Letter and Questions and Answers Provided to Shareholders